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Exhibit 2

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

MI Developments Inc.'s management is responsible for the preparation and presentation of the consolidated financial statements and all the information in the 2006 Annual Report. The consolidated financial statements were prepared by management in accordance with Canadian generally accepted accounting principles.

Where alternative accounting methods exist, management has selected those it considered to be most appropriate in the circumstances. Financial statements include certain amounts based on estimates and judgments. Management has determined such amounts on a reasonable basis designed to ensure that the consolidated financial statements are presented fairly in all material respects. Financial information presented elsewhere in this Annual Report has been prepared by management to ensure consistency with information contained in the consolidated financial statements. The consolidated financial statements have been audited by the independent auditors, reviewed by the Audit Committee and approved by the Board of Directors of the Company.

Management is responsible for the development and maintenance of systems of internal accounting and administrative cost controls of high quality, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is accurate, relevant and reliable and that the Company's assets are appropriately accounted for and adequately safeguarded.

The Company's Audit Committee is appointed by its Board of Directors annually and is comprised solely of outside independent directors. The Committee meets periodically with management, as well as with the independent auditors, to satisfy itself that each is properly discharging its responsibilities, to review the consolidated financial statements and the independent auditors' report and to discuss significant financial reporting issues and auditing matters. The Audit Committee reports its findings to the Board of Directors for consideration when approving the consolidated financial statements for issuance to the shareholders.

The consolidated financial statements have been audited by Ernst & Young LLP, the independent auditors, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The Auditors' Report outlines the nature of their examination and their opinion on the consolidated financial statements of the Company. The independent auditors have full and unrestricted access to the Audit Committee.

JOHN D. SIMONETTI	ROBERT KUNIHIRO
Chief Executive Officer	Executive Vice-President and
Chief Financial Officer

Toronto, Canada,
March 21, 2007.

MI Developments Inc.      2006    43

INDEPENDENT AUDITORS' REPORT

To the Shareholders of
 MI Developments Inc.

We have audited the consolidated balance sheets of MI Developments Inc. as at December 31, 2006 and 2005 and the consolidated statements of income (loss), changes in deficit and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of MI Developments Inc. as at December 31, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.

As discussed in note 2 to the consolidated financial statements, in 2004, the Company changed its method of accounting for stock-based compensation.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 21, 2007 expressed an unqualified opinion thereon.

Toronto, Canada, March 21, 2007.	Chartered Accountants

44    MI Developments Inc.      2006

INDEPENDENT AUDITORS' REPORT ON INTERNAL CONTROLS UNDER STANDARDS
OF THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD (UNITED STATES)

To the Shareholders of
 MI Developments Inc.

We have audited management's assessment included in Management's Discussion and Analysis of Results of Operations and Financial Position under the heading of "CONTROLS AND PROCEDURES — Report on Internal Control Over Financial Reporting" that MI Developments Inc. (the "Company") maintained effective internal control over financial reporting as at December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the "COSO criteria"). The Company's management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment, and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenses of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006 based on the COSO criteria.

We also have audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of MI Developments Inc. and our report dated March 21, 2007 expressed an unqualified opinion thereon.

Toronto, Canada, March 21, 2007.	Chartered Accountants

MI Developments Inc.      2006    45

Consolidated Statements of Income (Loss)
(U.S. dollars in thousands, except per share figures)

		Consolidated
Years ended December 31,			(restated — note 3)
	Note	2006	2005	2004
Revenues
Rental revenue	22	$155,533	$144,117	$128,687
Racing and other revenue	22	710,923	619,107	677,004
Interest and other income from MEC	22	—	—	—

		866,456	763,224	805,691

Operating costs and expenses
Purses, awards and other		345,829	306,268	331,755
Operating costs		316,005	281,762	311,084
General and administrative	22	97,207	90,337	95,987
Depreciation and amortization	22	83,695	73,923	68,618
Interest expense (income), net	8	42,360	37,576	23,083
Write-down of MEC's long-lived assets	4	77,445	—	26,685

Operating income (loss)		(96,085)	(26,642)	(51,521)
Gain on disposal of business	3	115,193	—	—
Gain on disposal of real estate		3,092	10,304	9,842
Dilution and other gains, net	12, 16	2,116	11	883

Income (loss) before income taxes and minority interest		24,316	(16,327)	(40,796)
Income tax expense (recovery)	11	10,471	18,336	12,760
Minority interest		(35,083)	(43,170)	(41,965)

Income (loss) from continuing operations		48,928	8,507	(11,591)
Income (loss) from discontinued operations	3	10,942	(1,948)	3,091

Net income (loss)		$59,870	$6,559	$(8,500)

Basic and diluted earnings (loss) per Class A Subordinate Voting or Class B Share	13
— Continuing operations		$1.01	$0.18	$(0.24)
— Discontinued operations	3	0.23	(0.04)	0.06

Total		$1.24	$0.14	$(0.18)

Weighted average number of Class A Subordinate Voting and Class B Shares outstanding
— Basic (thousands)	13	48,301	48,260	48,157
— Diluted (thousands)	13	48,355	48,319	48,157

Consolidated Statements of Changes in Deficit
(U.S. dollars in thousands)

Years ended December 31,	Note	2006	2005	2004
Deficit, December 31, 2003				$(49,488)
Adjustment for change in accounting policy related to stock-based compensation	2			(4,134)

Deficit, January 1, after change in accounting policy		$(99,527)	$(79,932)	(53,622)
Net income (loss) for the year		59,870	6,559	(8,500)
Costs associated with capital transactions of subsidiaries	11	(475)	(89)	(472)
Dividends		(28,980)	(26,065)	(17,338)

Deficit, end of year		$(69,112)	$(99,527)	$(79,932)

See accompanying notes

46    MI Developments Inc.      2006

Real Estate Business			Magna Entertainment Corp.
				(restated — note 3)
2006	2005	2004	2006	2005	2004

$155,533	$144,117	$128,687	$—	$—	$—
—	—	—	710,923	619,107	677,004
29,249	7,017	85	—	—	—

184,782	151,134	128,772	710,923	619,107	677,004

—	—	—	345,829	306,268	331,755
—	—	—	316,105	281,762	311,084
20,996	22,304	25,502	73,700	64,048	67,524
39,225	36,896	34,211	44,607	37,029	34,407
10,407	6,464	(963)	62,971	35,081	24,046
—	—	—	77,445	—	26,685

114,154	85,470	70,022	(209,734)	(105,081)	(118,497)
—	—	—	115,193	—	—
209	10,304	216	2,883	—	9,626
1,921	—	—	195	11	883

116,284	95,774	70,238	(91,463)	(105,070)	(107,988)
17,774	19,339	17,975	(7,303)	(1,003)	(5,215)
—	—	—	(35,083)	(43,170)	(41,965)

98,510	76,435	52,263	(49,077)	(60,897)	(60,808)
—	—	—	10,942	(1,948)	3,091

$98,510	$76,435	$52,263	$(38,135)	$(62,845)	$(57,717)

MI Developments Inc.      2006    47

Consolidated Statements of Cash Flows
(U.S. dollars in thousands)

		Consolidated
Years ended December 31,			(restated — note 3)
	Note	2006	2005	2004
OPERATING ACTIVITIES
Income (loss) from continuing operations		$48,928	$8,507	$(11,591)
Items not involving current cash flows	19	2,761	27,269	45,888
Changes in non-cash balances	19	38	13,659	14,030

Cash provided by (used in) operating activities		51,727	49,435	48,327

INVESTING ACTIVITIES
Real estate and fixed asset additions		(126,490)	(218,199)	(223,082)
Acquisition of business, net of cash acquired	3	(9,347)	—	—
Proceeds on disposal of business, net	3	171,777	—	—
Proceeds on disposal of real estate and fixed assets, net		20,927	32,436	22,209
Decrease (increase) in other assets	22	220	(1,451)	(120)
Loan advances to MEC	22	—	—	—
Loan repayments from MEC	22	—	—	—

Cash provided by (used in) investing activities		57,087	(187,214)	(200,993)

FINANCING ACTIVITIES
Net increase (decrease) in bank indebtedness		(20,785)	2,760	29,500
Issuance of long-term debt, net		12,582	197	95,593
Issuance of senior unsecured debentures, net		—	—	213,133
Repayment of long-term debt		(16,175)	(15,912)	(54,358)
Loan advances from MID, net	22	—	—	—
Loan repayments to MID	22	—	—	—
Issuance of shares		1,171	2,611	1,502
Costs associated with capital transactions of subsidiaries		(475)	(89)	(472)
Minority investment in subsidiary		—	—	852
Dividends paid		(28,980)	(26,065)	(17,338)

Cash provided by (used in) financing activities		(52,662)	(36,498)	268,412

Effect of exchange rate changes on cash and cash equivalents		3,709	(5,463)	6,600

Net cash flows provided by (used in) continuing operations		59,861	(179,740)	122,346

DISCONTINUED OPERATIONS
Cash provided by (used in) operating activities		1,372	(8,502)	17,641
Cash provided by (used in) investing activities		63,989	35,149	(1,975)
Cash provided by (used in) financing activities		(32,427)	20,863	21,784

Cash provided by discontinued operations		32,934	47,510	37,450

Net increase (decrease) in cash and cash equivalents during the year		92,795	(132,230)	159,796
Cash and cash equivalents, beginning of year		157,460	289,690	129,894

Cash and cash equivalents, end of year		250,255	157,460	289,690
Less: cash and cash equivalents of discontinued operations, end of year		—	—	(636)

Cash and cash equivalents of continuing operations, end of year		$250,255	$157,460	$289,054

See accompanying notes

48    MI Developments Inc.      2006

Real Estate Business			Magna Entertainment Corp.
				(restated — note 3)
2006	2005	2004	2006	2005	2004

$98,510	$76,435	$52,263	$(49,077)	$(60,897)	$(60,808)
24,971	31,250	40,495	(16,918)	(6,273)	5,308
(7,385)	2,380	13,817	5,884	12,572	213

116,096	110,065	106,575	(60,111)	(54,598)	(55,287)

(35,898)	(67,556)	(83,680)	(90,592)	(150,643)	(139,402)
—	—	—	(9,347)	—	—
—	—	—	171,777	—	—
8,921	26,633	2,478	12,006	5,803	19,731
(834)	(191)	(40)	1,054	(1,493)	(80)
(93,771)	(161,884)	(26,341)	—	—	—
116,800	—	—	—	—	—

(4,782)	(202,998)	(107,583)	84,898	(146,333)	(119,751)

—	—	—	(20,785)	2,760	29,500
—	—	—	12,582	197	95,593
—	—	213,133	—	—	—
(359)	(312)	(566)	(15,816)	(15,600)	(53,792)
—	—	—	89,513	156,085	23,380
—	—	—	(116,800)	—	—
1,171	2,611	1,502	—	—	—
(475)	(89)	(472)	—	—	—
—	—	—	—	—	852
(28,980)	(26,065)	(17,338)	—	—	—

(28,643)	(23,855)	196,259	(51,306)	143,442	95,533

3,713	(6,604)	3,536	(4)	1,141	3,064

86,384	(123,392)	198,787	(26,523)	(56,348)	(76,441)

—	—	—	1,372	(8,502)	17,641
—	—	—	63,989	35,149	(1,975)
—	—	—	(32,427)	20,863	21,784

—	—	—	32,934	47,510	37,450

86,384	(123,392)	198,787	6,411	(8,838)	(38,991)
105,482	228,874	30,087	51,978	60,816	99,807

191,866	105,482	228,874	58,389	51,978	60,816
—	—	—	—	—	(636)

$191,866	$105,482	$228,874	$58,389	$51,978	$60,180

MI Developments Inc.      2006    49

Consolidated Balance Sheets
(Refer to Note 1 — Basis of Presentation, U.S. dollars in thousands)

		Consolidated		Real Estate Business		Magna Entertainment Corp.
As at December 31,	Note	2006	(restated — note 3) 2005	2006	2005	2006	(restated — note 3) 2005
ASSETS
Current assets:
Cash and cash equivalents		$250,255	$157,460	$191,866	$105,482	$58,389	$51,978
Restricted cash	22	40,708	39,104	6,514	13,649	34,194	25,455
Accounts receivable	22	43,740	46,189	7,749	8,291	35,991	37,898
Loan receivable from MEC	22	—	—	3,108	74,725	—	—
Due from MID	22	—	—	—	—	6,648	13,668
Income taxes receivable		1,934	3,825	1,354	3,429	580	396
Prepaid expenses and other	22	16,044	9,382	966	317	15,304	9,065
Assets held for sale	3	—	2,719	—	—	—	2,719
Discontinued operations	3	—	2,723	—	—	—	2,723

		352,681	261,402	211,557	205,893	151,106	143,902
Real estate properties, net	5	2,188,774	2,191,774	1,348,621	1,308,658	845,191	887,259
Fixed assets, net	6	93,406	63,014	554	576	92,852	62,438
Racing licences		109,868	109,868	—	—	109,868	109,868
Other assets, net	7	11,711	15,044	3,061	2,437	14,276	19,904
Loans receivable from MEC	22	—	—	182,876	118,145	—	—
Deferred rent receivable		13,818	14,031	13,818	14,031	—	—
Future tax assets	11	52,038	53,501	7,277	8,886	44,761	44,615
Assets held for sale	3	—	76,593	—	—	—	76,593
Discontinued operations	3	—	86,359	—	—	—	86,359

		$2,822,296	$2,871,586	$1,767,764	$1,658,626	$1,258,054	$1,430,938

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	10	$6,515	$30,260	$—	$—	$6,515	$30,260
Accounts payable and accrued liabilities	22	157,274	164,676	13,317	21,724	143,957	142,952
Income taxes payable		7,083	9,212	7,083	8,991	—	221
Loan payable to MID	22	—	—	—	—	3,108	74,725
Due to MEC	22	—	—	6,648	13,668	—	—
Long-term debt due within one year	8	86,155	32,731	378	349	85,777	32,382
Deferred revenue	22	8,311	11,198	2,451	5,702	6,098	6,789
Liabilities related to assets held for sale	3	—	2,991	—	—	—	2,991
Discontinued operations	3	—	15,609	—	—	—	15,609

		265,338	266,677	29,877	50,434	245,455	305,929
Long-term debt	8	99,850	144,637	5,991	6,366	93,859	138,271
Senior unsecured debentures	9	226,596	226,398	226,596	226,398	—	—
Note obligations	9	215,830	213,357	—	—	215,830	213,357
Loans payable to MID	22	—	—	—	—	182,876	118,145
Other long-term liabilities		15,787	1,702	—	—	15,787	1,702
Future tax liabilities	11	141,491	148,961	46,090	44,979	95,401	103,982
Minority interest	9	180,108	203,925	—	—	180,108	203,925
Liabilities related to assets held for sale	3	—	24,746	—	—	—	24,746
Discontinued operations	3	—	55,729	—	—	—	55,729

		1,145,000	1,286,132	308,554	328,177	1,029,316	1,165,786

Shareholders' equity:
Share capital	14	1,577,342	1,575,909
Contributed surplus	15	2,667	2,112
Deficit		(69,112)	(99,527)
Currency translation adjustment	16	166,399	106,960

		1,677,296	1,585,454	1,459,210	1,330,449	228,738	265,152

		$2,822,296	$2,871,586	$1,767,764	$1,658,626	$1,258,054	$1,430,938

Commitments and contingencies (notes 8 and 23)	On behalf of the Board:
See accompanying notes

	Director	Director

50    MI Developments Inc.      2006

Notes to Consolidated Financial Statements
(all amounts, except per share amounts, in thousands of U.S. dollars unless otherwise noted)

1.     SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of MI Developments Inc. and its subsidiaries (collectively, "MID" or the "Company"). MID is a real estate operating company that owns, leases, manages and develops a predominantly industrial rental portfolio leased primarily to Magna International Inc. and its automotive operating units ("Magna"). The Company also holds an investment in Magna Entertainment Corp. ("MEC"), an owner and operator of horse racetracks and a supplier of live racing content to the inter-track, off-track and account wagering markets. The Company owns approximately 58% of MEC's total equity, representing approximately 96% of the total voting power of its outstanding stock. MEC's results are consolidated with the Company's results, with outside ownership accounted for as a minority interest.

Magna Entertainment Corp.

The results of operations and the financial position of MEC have been included in these consolidated financial statements on a going concern basis, which contemplates the realization of MEC's assets and the discharge of MEC's liabilities in the normal course of business for the foreseeable future. MEC has incurred net losses before minority interest recovery of $65.4 million, $107.4 million and $97.5 million for the years ended December 31, 2006, 2005 and 2004, respectively, and has a working capital deficiency of $94.3 million as at December 31, 2006. Accordingly, MEC's ability to continue as a going concern is in substantial doubt and is dependent on MEC generating cash flows that are adequate to sustain the operations of the business, renew or extend current financing arrangements and maintain its obligations with respect to secured and unsecured creditors, none of which is assured. During the year ended December 31, 2006, MEC completed asset sale transactions for proceeds totalling $269.4 million. On February 7, 2007, MID acquired all of MEC's interests and rights in two real estate properties, a 34 acre parcel of residential development land in Aurora, Ontario and a 64 acre parcel of excess land adjacent to MEC's racetrack at Laurel Park in Howard County, Maryland, in return for cash consideration of Cdn. $12.0 million ($10.1 million) and $20.0 million, respectively (note 25). MEC is continuing to pursue other funding sources, which may include further asset sales, partnerships and raising capital through equity offerings, any of which may involve MID. The success of these efforts is not determinable at this time. These consolidated financial statements do not give effect to any adjustments which would be necessary should MEC be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

The uncertainty regarding MEC's ability to continue as a going concern does not impact the realization of the Company's assets and discharge of its liabilities in the normal course of business.

Consolidated Financial Statements

The consolidated financial statements have been prepared in U.S. dollars following Canadian generally accepted accounting principles ("Canadian GAAP"), which are in conformity, in all material respects, with United States generally accepted accounting principles ("U.S. GAAP") except as described in note 24 to the consolidated financial statements.

Financial data and related measurements are presented on the consolidated statements of income (loss), consolidated statements of cash flows, and consolidated balance sheets in two categories, "Real Estate Business" and "Magna Entertainment Corp.", which correspond to the Company's reporting segments as described in note 21 to the consolidated financial statements. Transactions and balances between the "Real Estate Business" and "Magna Entertainment Corp." have not been eliminated in the presentation of each segment's financial data and related measurements. However, the effects of transactions between these two segments, which are further described in note 22, are eliminated in the consolidated results of operations and financial position of the Company.

MI Developments Inc.      2006    51

The Company has reclassified certain prior period amounts to conform to the current year's presentation. Prior periods have also been adjusted to reflect the restatement for discontinued operations and assets held for sale (note 3).

Foreign Currency Translation

The assets and liabilities of the Company's operations having a functional currency other than the U.S. dollar are translated into the Company's U.S. dollar reporting currency using the exchange rate in effect at the year-end and revenues and expenses are translated at the average rate during the year. Exchange gains or losses on translation of the Company's net equity investment in these operations are deferred in the "currency translation adjustment" component of shareholders' equity.

The appropriate amounts of exchange gains or losses accumulated in the "currency translation adjustment" component of shareholders' equity are reflected in income when there is a reduction as a result of capital transactions in the Company's net investment in the operations that gave rise to such exchange gains or losses.

Foreign exchange gains and losses on transactions occurring in a currency different from an operation's functional currency are reflected in income, except for gains and losses on foreign exchange forward contracts subject to hedge accounting in accordance with the Company's accounting policy for "Derivative Financial Instruments" as described below.

Derivative Financial Instruments

The Company may utilize derivative financial instruments from time to time in the management of its foreign currency and interest rate exposures. The Company's policy is not to utilize derivative financial instruments for trading or speculative purposes.

When necessary, the Company uses hedge accounting, as described below, to ensure that counterbalancing gains, losses, revenues and expenses, including the effects of counterbalancing changes in cash flows, are recognized in income in the same period or periods. When hedge accounting is not necessary, the Company measures and recognizes the fair value of the hedging instrument on the consolidated balance sheets with changes in such fair value being recognized in the consolidated statements of income (loss) in the periods in which they occur.

Hedge Accounting

When hedge accounting is employed, the Company first formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking such hedge transactions. This process includes linking derivative financial hedging instruments to forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivative financial instruments used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

Unrealized gains or losses associated with derivative financial instruments that have been terminated or cease to be effective prior to maturity are recognized as a component of the related hedged transaction in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item matures prior to the termination of the related derivative financial instrument, any subsequent gain or loss on such derivative instrument is recognized in income.

Net cash flows arising from derivative financial instruments used to hedge anticipated foreign currency transactions and interest rate fluctuations are classified in the same manner as the cash flows from the hedged transactions on the consolidated statements of cash flows.

Foreign Exchange Forward Contracts

The Company, on occasion, purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions. When hedge accounting is employed, foreign exchange translation gains and

52    MI Developments Inc.      2006

losses, together with any premium or discount, on derivative financial instruments are accounted for as a component of the related hedged transaction. Prior to the transaction being completed, any such foreign exchange gains, losses, premiums and discounts, together with the related values of the hedging instruments, are excluded from the Company's results of operations.

Interest Rate Swaps

MEC utilizes, on occasion, interest rate swap contracts to hedge exposure to interest rate fluctuations on its variable rate debt. These swap contracts are accounted for using hedge accounting and the net swap settlements are recognized as part of, and in the same period as, the hedged transaction. At the swap's inception and on an ongoing basis, a formal assessment is performed of whether the swap used in the hedging transaction is highly effective in offsetting changes in the cash flows of the hedged item and whether the swap is expected to remain highly effective in future periods. When it is determined that the swap is not, or has ceased to be, highly effective as a hedge, hedge accounting is discontinued prospectively.

Use of Estimates

The preparation of the consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the consolidated financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash on account, demand deposits and short-term investments with maturities of less than three months at the date of acquisition. Restricted cash of the Real Estate Business represents cash held on behalf of MEC (note 22). Restricted cash of MEC represents segregated cash accounts held on behalf of others, primarily horse owners.

Real Estate Properties

In all cases below, "cost" represents acquisition and development costs including direct construction costs, capitalized interest and indirect costs wholly attributable to development.

Revenue-producing Properties

Revenue-producing properties under operating leases, revenue-producing racetrack properties and revenue-producing non-racetrack properties are stated at cost less accumulated depreciation, reduced for impairment losses where appropriate.

Government grants and tax credits received for capital expenditures are reflected as a reduction of the cost of the related asset.

Depreciation is provided on a straight-line basis over the estimated useful lives, which typically range from 20 to 40 years for buildings.

Development Properties

Development properties, which include under-utilized racetrack real estate, are stated at cost, reduced for impairment losses when appropriate. Properties under development are classified as such until the property is substantially completed and available for occupancy. Depreciation is not recorded for development properties.

Properties Held for Sale

Properties held for sale are carried at the lower of (i) cost less accumulated depreciation and (ii) net realizable value. Depreciation ceases once a property is classified as held for sale.

Fixed Assets

Fixed assets are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the fixed assets, which typically range from 3 to 15 years for machinery and equipment, 3 to 5 years for computer equipment and 5 to 7 years for furniture and fixtures.

MI Developments Inc.      2006    53

Government grants and tax credits received for capital expenditures are reflected as a reduction of the cost of the related asset.

Impairment of Long-lived Assets

The Company measures impairment losses on long-lived assets, including real estate properties and fixed assets, as the amount by which the asset's carrying value exceeds its fair value. The Company evaluates impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.

For long-lived assets not available for sale, the Company assesses periodically whether there are indicators of impairment. If such indicators are present, the Company completes a net recoverable amount analysis for the long-lived assets by determining whether the carrying value of such assets can be recovered through projected undiscounted cash flows. If the sum of expected future cash flows, undiscounted and without interest charges, is less than net book value, the excess of the net book value over the estimated fair value, based on discounted future cash flows and appraisals, is charged to operations in the period in which such impairment is determined by management.

When long-lived assets are identified by the Company as available for sale, the carrying value is reduced, if necessary, to the estimated net realizable value. Net realizable value is determined based on discounted net cash flows of the assets, appraisals and, if appropriate, current estimated net sales proceeds from pending offers.

Goodwill

Goodwill represents the excess of the cost of an acquired enterprise over the net of the amounts assigned to assets acquired and liabilities assumed. Goodwill is evaluated for impairment on an annual basis or when impairment indicators are present. Goodwill impairment is assessed based on a comparison of the fair value of a reporting unit to the underlying carrying value of the reporting unit's net assets, including goodwill. When the carrying amount of the reporting unit exceeds its fair value, goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The fair value of goodwill is determined using the estimated discounted future cash flows of the reporting unit.

Racing Licences

Racing licences, which were acquired through MEC's acquisition of racetracks, represent the value attributed to licences to conduct race meets. Racing licences are intangible assets that meet the definition of indefinite life intangibles and are not subject to amortization, but are evaluated for impairment on an annual basis or when impairment indicators are present. Racing licence impairment is assessed based on a comparison of the fair value of each of MEC's individual reporting unit's racing licence to its carrying value. An impairment write-down to fair value would occur if the estimated discounted cash flows from operations, less charges for contributory assets assumed to be owned by third parties, are less than the carrying value of the racing licence.

Subordinated Notes

The convertible subordinated notes issued by MEC are recorded in part as debt and in part as minority interest. The debt component consists of the present value, at the issue date, of the future interest and principal payments on the convertible subordinated notes to maturity and is presented as note obligations. Interest on the debt component is accrued over time and recognized as a charge against income.

The minority interest component represents the value, at the issue date, of the holders' option to convert the convertible subordinated notes into shares of MEC's Class A Subordinate Voting Stock. The holders' conversion option is valued using a residual value approach.

54    MI Developments Inc.      2006

Lease Accounting and Revenue Recognition

Real Estate Business

Where the Company has retained substantially all the benefits and risks of ownership of its rental properties, leases with its tenants are accounted for as operating leases. Where substantially all the benefits and risks of ownership of the Company's rental properties have been transferred to its tenants, the Company's leases are accounted for as direct financing leases. For leases involving land and buildings, if the fair value of the land exceeds 25% of the consolidated fair value of the land and building at the inception of the lease, the Company evaluates the land and building separately in determining the appropriate lease treatment. In such circumstances, the land lease is typically accounted for as an operating lease, and the building is accounted for as either an operating lease or a direct financing lease, as appropriate.

The leases with Magna (the "Leases") are triple-net leases under which the lessee is responsible for the direct payment of all operating costs related to the properties, including property taxes, insurance, utilities and routine repairs and maintenance. Revenues and operating expenses do not include any amounts related to operating costs paid directly by the lessees.

The Leases may provide for either scheduled fixed rent increases or periodic rent increases based on increases in a local price index. Where periodic rent increases depend on increases in a local price index, such rent increases are accounted for as contingent rentals and recognized in income in applicable future years. Where scheduled fixed rent increases exist in operating leases, the total scheduled fixed lease payments of the lease are recognized in income evenly on a straight-line basis over the term of the lease. The amount by which the straight-line rental revenue differs from the rents collected in accordance with the lease agreements is recognized in deferred rent receivable.

Magna Entertainment Corp.
Racing Revenues

Racing revenues include pari-mutuel wagering revenues, gaming revenues and non-wagering revenues. MEC records pari-mutuel wagering revenues associated with horseracing on a daily basis. Pari-mutuel wagering revenues are recognized gross of purses, stakes and awards and pari-mutuel wagering taxes. The costs relating to these amounts are included in "Purses, awards and other".

Gaming revenues represent the net win earned on slot wagers. Net win is the difference between wagers placed and winning payouts to patrons, and is recorded at the time wagers are made. The costs associated with gaming revenues represent statutory required amounts to be distributed to the state as tax and to the horsemen to supplement purses, and are included in "Purses, awards and other". MEC provides slot patrons with rewards based on the dollar amount of play on slot machines. The corresponding liability is based on an estimate of the value of expected redemption, determined using redemption experience and reward values.

Non-wagering revenues include totalisator equipment sales and service revenues from AmTote International, Inc. ("AmTote" — note 3) earned in the provision of totalisator services to racetracks, food and beverage sales, program sales, admissions, parking, sponsorship, rental fees and other revenues. Revenues derived principally from totalisator equipment sales are recognized upon shipment or acceptance of the equipment by the customer depending on the terms of the underlying contracts. Revenues generated from service contracts in the provision of totalisator services are recognized when earned based on the stipulations contained in the contract. Revenues from food and beverage sales and program sales are recorded at the time of sale. Revenues from admissions and parking are recorded on a daily basis, except for seasonal amounts which are recorded ratably over the racing season. Revenues from sponsorship and rental fees are recorded ratably over the terms of the respective agreements or when the related event occurs.

Other Revenues

Revenues from the sale of MEC's residential development inventory are recognized when title passes to the purchaser and collection is reasonably assured. Properties that have been sold, but for which these criteria have not been satisfied, are included in development properties.

MI Developments Inc.      2006    55

MEC's golf course annual membership fee revenues, included in discontinued operations (note 3), are recognized ratably over the applicable season. Golf membership initiation fees, also included in discontinued operations, are deferred and amortized over the expected membership life.

Employee Benefit Plans

The cost of providing benefits through MEC's defined benefit pension plans (note 18) is actuarially determined and recognized in income using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation and retirement ages of employees. Differences arising from plan amendments, changes in assumptions and experience gains and losses are recognized in income over the expected average remaining service life of employees ("EARSL"). The portion of actuarial experience gains and losses in excess of 10% of the greater of the value of the plan assets or accrued benefit obligation is amortized on a straight-line basis over the EARSL of the plan's active participants. The EARSL for MEC's defined benefit pension plans ranges from 7 to 20 years for the year ended December 31, 2006 and was 16 years for the years ended December 31, 2005 and 2004.

Stock-based Compensation Plans

MID and MEC have stock-based compensation plans which are described in note 17. Effective January 1, 2004 (see note 2), compensation expense is recognized for all stock-based compensation awards.

For stock options, compensation expense is based on the fair value of the options at the grant date and is recognized over the period from the grant date to the date the award is vested and its exercisability does not depend on continued service by the option holder. Compensation expense is recognized as general and administrative expenses, with a corresponding amount included in equity as contributed surplus for MID and in minority interest for MEC. The contributed surplus balance is reduced as MID options are exercised and the amount initially recorded for the options in contributed surplus is credited to Class A Subordinate Voting Shares, along with the proceeds received on exercise. In the event that options are forfeited or cancelled prior to having vested, any previously recognized expense is reversed in the period of forfeiture or cancellation.

Compensation expense and a corresponding liability is recognized for deferred share units ("DSUs") based on the market value of the underlying shares. During the period in which the DSUs are outstanding, the liability is adjusted for changes in the market value of the underlying stock with such adjustments being recognized as compensation expense in the periods in which they occur.

Income Taxes

The Company uses the liability method of tax allocation for accounting for income taxes. Under the liability method of tax allocation, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided to the extent that it is more likely than not that future tax assets will not be realized.

Self-insurance

MEC self-insures for employee medical and dental coverage up to $125 thousand per incident. Self-insurance reserves include known claims and estimates of incurred but not reported claims based on MEC's claim experience. MEC also maintains stop-loss insurance coverage for medical claims that exceed $125 thousand per incident.

Advertising

Costs incurred for producing advertising associated with horseracing are generally expensed when the advertising program commences. Costs incurred with respect to promotions for specific live race days are expensed on the applicable race day.

56    MI Developments Inc.      2006

Seasonality

MEC's racing business is seasonal in nature and racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. MEC's racing operations have historically operated at a loss in the second half of the year, with the third quarter typically generating the largest operating loss. This seasonality has resulted in large quarterly fluctuations in MEC's revenues and operating results.

2.     ACCOUNTING CHANGES

In November 2003, the Canadian Institute of Chartered Accountants ("CICA") amended Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments", to require the expensing of all stock-based compensation awards for fiscal years beginning on or after January 1, 2004. The Company adopted these requirements effective January 1, 2004 on a retroactive basis, without restatement of prior periods. The cumulative impact of the retroactive restatement was recognized in the consolidated financial statements as an adjustment to opening deficit on January 1, 2004. At the segment level, the impact of this recognition was an increase in MEC's minority interest of $3.2 million and a decrease in MEC's shareholders' equity of $3.2 million. On a consolidated basis, the impact of the restatement was an increase in minority interest of $3.2 million, an increase in deficit of $4.1 million and an increase in contributed surplus of $0.9 million.

3.     BUSINESS ACQUISITIONS AND DISPOSALS

(a)   Acquisition of AmTote

  On August 22, 2003, MEC Maryland Investments Inc. ("MEC Maryland"), a wholly-owned subsidiary of MEC, acquired a 30% interest in AmTote for a total cash purchase price, including transaction costs, of $4.3 million. At the same time, MEC Maryland was also granted options to acquire the remaining 70% of AmTote.

  On July 26, 2006, MEC Maryland acquired the remaining 70% equity interest of AmTote for a total cash purchase price of $9.3 million, including transaction costs of $0.1 million, net of cash acquired of $5.5 million.

  AmTote is a provider of totalisator services to the North American pari-mutuel industry with service contracts with over 70 North American racetracks and other wagering entities.

  The purchase price has been allocated to the assets and liabilities acquired as follows:

Non-cash working capital	$1,203
Fixed assets	12,008
Other assets	127
Goodwill	683
Long-term debt	(1,470)
Other long-term liabilities	(980)
Future tax liabilities	(2,224)

Net assets acquired and total purchase price, net of cash acquired	$9,347

  The purchase price for this acquisition is preliminary and may be adjusted further as a result of obtaining additional information regarding preliminary estimates of fair values made at the date of purchase.

MI Developments Inc.      2006    57

(b)   Discontinued Operations

  (i)
  On November 1, 2006, a wholly-owned subsidiary of MEC completed the sale of the Fontana Golf Club located in Oberwaltersdorf, Austria to a subsidiary of Magna, a related party, for a sale value of 30.0 million euros ($38.3 million), which included cash consideration of 13.2 million euros ($16.9 million), net of transaction costs, and 16.8 million euros ($21.4 million) of debt assumed by Magna. MEC recognized a gain on disposition of $20.9 million.

  (ii)
  On August 25, 2006, a wholly-owned subsidiary of MEC completed the sale of the Magna Golf Club located in Aurora, Ontario to Magna, a related party, for cash consideration of Cdn. $51.8 million ($46.4 million), net of transaction costs. MEC recognized an impairment loss of $1.2 million at the date of disposition equal to the excess of MEC's carrying value of the assets disposed over their fair values at the date of disposition. Of the sale proceeds, Cdn. $32.6 million ($29.3 million) was used to pay all amounts owing under certain loan agreements with Bank Austria Creditanstalt AG related to the Magna Golf Club.

  (iii)
  On May 26, 2006, MEC completed the sale of a restaurant and related real estate in the United States and received cash consideration of $2.0 million, net of transaction costs, and recognized a gain on disposition of $1.5 million. MEC was required to use the net proceeds from this transaction to repay principal amounts outstanding under its senior secured credit facility (the "MEC Credit Facility" — note 10).

  (iv)
  On August 16, 2005, MEC and Great Canadian Gaming Corporation ("GCGC") entered into a share purchase agreement under which GCGC acquired all of the outstanding shares of Ontario Racing Inc. ("ORI"), a wholly-owned subsidiary of MEC that owned and operated Flamboro Downs, a standardbred racetrack and site holder for slot machines operated by the Ontario Lottery and Gaming Corporation, located in Hamilton, Ontario, Canada. Regulatory approval for this sale transaction was obtained on October 17, 2005, and MEC completed the transaction on October 19, 2005. On closing, GCGC paid $23.6 million and Cdn. $50.7 million ($43.1 million) in cash and also assumed ORI's existing debt.

    As required under GAAP, MEC's long-lived assets and racing licences are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The sale transaction described above established fair values of certain assets of Flamboro Downs and, accordingly, MEC performed impairment testing of these assets at June 30, 2005. Based on this analysis, MEC recognized a non-cash impairment loss on Flamboro Downs' racing licence of $15.0 million.

  (v)
  On August 18, 2005, three subsidiaries of MEC entered into a share purchase agreement with Colonial Downs, L.P. ("Colonial LP") pursuant to which Colonial LP purchased all of the outstanding shares of Maryland-Virginia Racing Circuit, Inc. ("MVRC"). MVRC was an indirect subsidiary of MEC that managed the operations of Colonial Downs, a thoroughbred and standardbred horse racetrack located in New Kent, Virginia, pursuant to a management agreement with Colonial LP, the owner of Colonial Downs. Regulatory approval for the sale of MVRC was obtained on September 28, 2005, and MEC completed the transaction on September 30, 2005. On closing, MEC received cash consideration of $6.8 million, net of transaction costs, and a one-year interest-bearing note in the principal amount of $3.0 million, which was repaid during the year ended December 31, 2006. MEC recognized a gain on disposition of $9.8 million.

58    MI Developments Inc.      2006

    MEC's results of operations related to discontinued operations for the years ended December 31, 2006, 2005 and 2004, and MEC's assets and liabilities related to discontinued operations as at December 31, 2005, are shown in the following tables:

	2006	2005	2004
Revenues	$14,593	$42,710	$48,184
Costs and expenses	11,205	32,786	33,644

	3,388	9,924	14,540
Depreciation and amortization	2,156	3,765	3,848
Interest expense, net	2,040	3,872	2,141
Impairment loss recorded on disposition	1,202	14,961	—

Income (loss) before undernoted	(2,010)	(12,674)	8,551
Gain on disposition	22,387	9,837	—

Income (loss) before income taxes and minority interest	20,377	(2,837)	8,551
Income tax expense	1,653	492	3,270
Minority interest	7,782	(1,381)	2,190

Income (loss) from discontinued operations	$10,942	$(1,948)	$3,091

2005
ASSETS
Current assets:
Accounts receivable	$1,777
Income taxes receivable	3
Prepaid expenses and other	943

2,723

Real estate properties, net	73,106
Fixed assets, net	4,437
Other assets, net	974
Future tax assets	7,842

86,359

$89,082

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$3,709
Income taxes payable	4,192
Long-term debt due within one year	5,651
Deferred revenue	2,057

15,609

Long-term debt	44,559
Other long-tem liabilities	11,170

55,729

$71,338

MI Developments Inc.      2006    59

(c)   Assets Held for Sale

  (i)
  On November 3, 2005, MEC announced that one of its subsidiaries that owns approximately 157 acres of under-utilized real estate located in Palm Beach County, Florida had entered into an agreement to sell the real property for $51.0 million. The proposed sale was subject to the completion of due diligence by the purchaser by April 3, 2006 and a closing by April 28, 2006. Accordingly, the under-utilized real estate was classified as "assets held for sale" on the Company's consolidated balance sheet at December 31, 2005. On April 3, 2006, MEC announced the termination of the sale agreement and, as such, the purchaser did not proceed with the proposed sale as stipulated in the agreement. It has been determined that the plan of sale criteria under generally accepted accounting principles is no longer met in relation to this property and, accordingly, the property has been reclassified to reflect the carrying amount of the property in MEC's "real estate properties, net" on the Company's consolidated balance sheet as at December 31, 2005, rather than in "assets held for sale".

  (ii)
  On November 9, 2005, MEC announced that it had entered into a share purchase agreement (the "Initial SPA") with PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc., and a fund managed by Oaktree Capital Management, LLC (together, "Millennium-Oaktree") providing for the acquisition by Millennium-Oaktree of all of the outstanding shares of Washington Trotting Association, Inc., Mountain Laurel Racing, Inc. and MEC Pennsylvania Racing, Inc. (collectively, "The Meadows Entities"), each MEC wholly-owned subsidiaries through which MEC owned and operated The Meadows, MEC's standardbred racetrack in Pennsylvania.

    On July 26, 2006, MEC announced that it had entered into an amended share purchase agreement that modified the Initial SPA with respect to the sale of The Meadows as a result of regulatory requirements relating to the approval of the issuance of a gaming licence by the Pennsylvania Gaming Control Board, as well as significant changes in the economic and regulatory environment in Pennsylvania since the date of the Initial SPA, including regulations adopted by the Pennsylvania Department of Revenue in respect of the amount of local share assessment taxes payable to North Strabane Township and Washington County. The $225.0 million purchase price in the Initial SPA, which included a $39.0 million holdback note, was reduced to $200.0 million, with a $25.0 million holdback note payable to MEC over a five-year period, subject to offset for certain indemnification obligations (the "Meadows Holdback Note"). With respect to the Meadows Holdback Note, MEC agreed to release the security requirement for the holdback amount, defer subordinate payments under the holdback, defer receipt of holdback payments until the opening of the permanent casino at The Meadows and defer receipt of holdback payments to the extent of available cash flows as defined in the terms of the Meadows Holdback Note, in exchange for Millennium-Oaktree providing an additional $25.0 million of equity support for PA Meadows, LLC. Concurrently with entering into the amended share purchase agreement, the parties entered into a racing services agreement whereby MEC will pay $50 thousand per annum and will continue to operate, for its own account, the racing operations at The Meadows for at least five years.

    On November 14, 2006, MEC completed the sale of The Meadows and received cash consideration of $171.8 million, net of transaction costs of $3.2 million, and the Meadows Holdback Note. MEC recognized a $115.2 million gain on this sale transaction. Based on the indemnification obligations and other terms pertaining to the Meadows Holdback Note, the Meadows Holdback Note will be recognized in the consolidated financial statements upon the settlement of indemnification obligations and as payments are received.

    MEC was required to use the proceeds from the sale of The Meadows to fully repay the bridge loan between a subsidiary of MID (the "MID Lender") and MEC (the "MEC Bridge Loan" — note 22), to permanently pay down $39.0 million of the principal amount outstanding under the MEC Credit Facility (note 10), to repay $2.0 million of the BE&K Loan (as defined in note 8) and to place $15.0 million into escrow with the MID Lender (note 22).

60    MI Developments Inc.      2006

  MEC's assets classified as held for sale and corresponding liabilities as at December 31, 2005, restated as described in note 3(c)(i), are shown in the table below.

2005
ASSETS
Current assets:
Restricted cash	$443
Accounts receivable	450
Income taxes receivable	857
Prepaid expenses and other	969

2,719

Real estate properties, net	16,154
Fixed assets, net	1,576
Racing licence	58,266
Other assets, net	200
Future tax assets	397

76,593

$79,312

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$2,679
Deferred revenue	312

2,991

Future tax liabilities	24,746

$27,737

(d)   Sale and Lease Arrangement of Great Lakes Downs

  On August 24, 2004, MI Racing Inc., a wholly-owned subsidiary of MEC, sold the real property and associated racetrack licence of Great Lakes Downs to Richmond Racing Co., LLC ("Richmond Racing") for approximately $4.2 million. The consideration consisted of cash of $0.2 million and the issuance of a 20-year promissory note with a principal amount of $4.0 million.

  The promissory note, which bears interest at 5.0% per annum, is repayable by Richmond Racing in monthly principal and interest payments of $26 thousand until maturity. MI Racing Inc. also has an option to repurchase the property and associated racetrack licence of Great Lakes Downs from Richmond Racing in the event MEC is unsuccessful in obtaining a racetrack licence for a proposed racetrack in Romulus, Michigan or in the event that state law in Michigan is amended to allow an entity to hold more than one racetrack licence.

  MI Racing Inc. has also entered into a lease agreement with Richmond Racing, which gives MI Racing Inc. the conditional right to continue operating Great Lakes Downs and conducting thoroughbred race meetings at the racetrack. The lease is for an initial term of five years with an option to renew the lease for up to three additional periods of five years each. The lease requires MI Racing Inc. to make monthly rental payments of $30 thousand to Richmond Racing.

  Based on the terms contained in the sale and lease arrangement between MI Racing Inc. and Richmond Racing, for accounting purposes the transaction has not been accounted for as a sale and leaseback, but rather using the financing method of accounting under GAAP.

  On January 18, 2007, MEC announced that the 2007 race meet will be the last meet that MI Racing, Inc. will run at Great Lakes Downs (note 25).

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4.     WRITE-DOWN OF MEC'S LONG-LIVED ASSETS

MEC's long-lived assets, which consist of fixed assets and real estate properties, are tested for recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with the accounting policy "Impairment of Long-lived Assets", as set out in note 1 to the consolidated financial statements.

Write-downs and impairment losses relating to long-lived assets have been recognized as follows:

	2006(i)	2005	2004(ii)
Magna Racino™	$76,166	$—	$—
Development property	1,279	—	—
Gulfstream Park	—	—	26,252
The Maryland Jockey Club ("MJC")	—	—	433

	$77,445	$—	$26,685

(i)
Magna Racino™'s long-lived assets were tested for impairment upon completion of its 2007 business plan. An expected present value approach of estimated future cash flows, including a probability-weighted approach in considering the likelihood of possible outcomes, and external valuation reports were used to determine the fair value of the long-lived assets. Based on this analysis, a non-cash impairment charge of $76.2 million was required of the long-lived assets in the three months and year ended December 31, 2006.

On February 7, 2007, MID acquired all of MEC's interests and rights in a 34 acre parcel of residential development land in Aurora, Ontario for cash consideration of Cdn. $12.0 million ($10.1 million) (note 25). Based on this transaction, which established a fair value for the land, MEC recognized a non-cash impairment loss of $1.3 million related to this parcel of residential development land in the year ended December 31, 2006.

(ii)
During the year ended December 31, 2004, MEC commenced a major redevelopment of its Gulfstream Park racetrack and demolished certain long-lived assets. As a result, MEC recognized a non-cash write-down of $26.3 million related to Gulfstream Park's long-lived assets in connection with the redevelopment.

During the year ended December 31, 2004, MEC also commenced the redevelopment of the racing surfaces at Laurel Park. As a result, MEC recognized a non-cash write-down of $0.4 million related to Laurel Park's long-lived assets in connection with the redevelopment.

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5.     REAL ESTATE PROPERTIES

(a)
Real estate properties consist of:

		(restated — note 3)
	2006	2005
Real Estate Business
Revenue-producing properties
Land	$206,990	$192,873
Buildings, parking lots and roadways — cost	1,298,073	1,198,488
Buildings, parking lots and roadways — accumulated depreciation	(274,931)	(220,895)

	1,230,132	1,170,466

Development properties
Land and improvements	115,910	100,457
Properties under development	648	13,863

	116,558	114,320

Properties held for sale	1,931	23,872

	1,348,621	1,308,658

MEC
Revenue-producing racetrack properties
Land and improvements	208,355	206,873
Buildings — cost	631,495	495,018
Buildings — accumulated depreciation	(177,538)	(91,005)
Construction in progress	19,024	119,247

	681,336	730,133

Under-utilized racetrack properties	96,951	96,303

Development properties
Land and improvements	45,737	45,332
Properties under development	11,308	3,155

	57,045	48,487

Revenue-producing non-racetrack properties
Land and improvements	6,521	6,187
Buildings — cost	3,410	3,723
Buildings — accumulated depreciation	(72)	(74)

	9,859	9,836

Properties held for sale	—	2,500

	845,191	887,259

Eliminations (note 22(a))	(5,038)	(4,143)

Consolidated	$2,188,774	$2,191,774

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(b)
During the year ended December 31, 2006, the Real Estate Business determined that the plan of sale criteria under generally accepted accounting principles was no longer met for four properties included in "properties held for sale" in note 5(a) at December 31, 2005. Accordingly, three parcels of vacant land with an aggregate carrying value of $19.8 million have been reclassified into "land and improvements" and one property consisting of land and a vacant building with an aggregate carrying value of $1.8 million (net of $0.3 million of additional depreciation expense recognized) has been reclassified into "revenue-producing properties" in note 5(a) at December 31, 2006.

(c)
The Company plans to sell the properties held for sale by December 31, 2007. However, no assurance can be provided that such plans will be successfully implemented in the intended time frame, if at all.

(d)
Included in MEC's revenue-producing racetrack properties are land and improvements and buildings under capital leases with a cost of $45.6 million (December 31, 2005 — $45.6 million) and accumulated depreciation of $8.9 million (December 31, 2005 — $6.8 million).

6.     FIXED ASSETS

Fixed assets consist of:

		(restated — note 3)
	2006	2005
Real Estate Business
Furniture, fixtures and equipment — cost	$1,752	$1,475
Furniture, fixtures and equipment — accumulated depreciation	(1,198)	(899)

	554	576

MEC
Racetrack fixed assets:
Cost
Machinery and equipment	96,248	73,212
Furniture and fixtures	76,597	49,594

	172,845	122,806
Accumulated depreciation
Machinery and equipment	(36,391)	(30,651)
Furniture and fixtures	(43,666)	(29,800)

	92,788	62,355

Other fixed assets:
Cost
Furniture, fixtures and equipment — cost	584	236
Furniture, fixtures and equipment — accumulated depreciation	(520)	(153)

	64	83

	92,852	62,438

Consolidated	$93,406	$63,014

64    MI Developments Inc.      2006

7.     OTHER ASSETS

Other
assets consist of:

		(restated — note 3)
	2006	2005
Real Estate Business
Deferred financing costs	$2,216	$2,437
Other	845	—

	3,061	2,437

MEC
Deferred financing costs	9,191	11,933
Investments, long-term receivables and other	3,379	7,558
Goodwill	1,706	413

	14,276	19,904

Eliminations (note 22(a))	(5,626)	(7,297)

Consolidated	$11,711	$15,044

Deferred financing costs are being amortized over the term of the related debt obligations.

8.     DEBT AND COMMITMENTS

(a)
Long-term debt consists of:

		(restated — note 3)
	2006	2005
Real Estate Business
Mortgage bearing interest at 8.0% per annum with a maturity date of January 2009. The mortgage is repayable in equal blended monthly payments of Cdn. $49 thousand and is collateralized by the underlying property.	$3,739	$3,943
Mortgage bearing interest at 8.1% per annum with a maturity date of January 2011. The mortgage is repayable in equal blended monthly payments of Cdn. $35 thousand and is collateralized by the underlying property.	2,630	2,772

	6,369	6,715

MEC
Term loan facility, bearing interest at the London Interbank Offered Rate ("LIBOR") plus 2.0% per annum (6.7% at December 31, 2006; 6.3% at December 31, 2005) with a maturity date of October 7, 2007, subject to a further extension at MEC's option to October 7, 2009. The facility is guaranteed by MEC's wholly-owned subsidiary, The Los Angeles Turf Club, Incorporated ("LATC"), and is collateralized by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC and MEC's wholly-owned subsidiary, The Santa Anita Companies, Inc. ("SAC"), and a pledge of all of the outstanding capital stock of LATC and SAC. At December 31, 2006, the term loan is fully drawn and is repayable in monthly principal amounts of $417 thousand until maturity.	64,167	69,167

MI Developments Inc.      2006    65

Term loan facility of 15.0 million euros, bearing interest at 4.0% per annum with a maturity date of February 9, 2007 (note 25), collateralized by a pledge of land and a guarantee by MEC.	$19,794	$17,761
Term loan facility of 15.0 million euros, bearing interest at the European Interbank Offered Rate ("EURIBOR") plus 2.0% per annum (5.5% at December 31, 2006; 4.3% at December 31, 2005) with a maturity date of December 31, 2007, collateralized by a first and second mortgage on land in Austria owned by a European subsidiary.	19,794	17,761
Obligation to pay $18.3 million on exercise of either the put or call option to acquire the remaining interests in MJC, bearing interest at the six-month LIBOR (5.4% at December 31, 2006; 4.6% at December 31, 2005). MEC can exercise the call option at any time during the period starting four years and ending five years after November 27, 2002 (the date on which MJC was acquired). The put option can be exercised by the other party at any time during the first five years after November 27, 2002.	18,312	18,312
Capital leases (imputed interest rate of 8.5%) maturing April 1, 2027, collateralized by buildings and improvements at Lone Star Park at Grand Prairie.	15,519	15,520

Construction loan facility of up to $16.6 million with BE&K, Inc. ("BE&K"), the parent company of Suitt Construction Co. Inc., the general contractor for the reconstruction of the racetrack facilities at Gulfstream Park (the "BE&K Loan"). The BE&K Loan matures on April 14, 2007 and may be extended at the lender's option to July 31, 2008. The loan bears interest at the U.S. prime rate plus 0.4% per annum (8.65% at December 31, 2006) and may be repaid at any time, in whole or in part, without penalty. Loans under the facility are collateralized by a mortgage over land in Ocala, Florida and a guarantee of $5.0 million by MEC. MEC repaid $2.0 million using proceeds from the sale of The Meadows on November 14, 2006 (note 3).	10,640	—
Term loan facility, bearing interest at either the U.S. prime rate or LIBOR plus 2.6% per annum (8.0% at December 31, 2006; 7.0% at December 31, 2005), with a maturity date of December 15, 2019. The term loan is repayable in quarterly principal and interest payments. The loan is collateralized by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC.	9,187	9,608
Term loan facilities, bearing interest at either the U.S. prime rate or LIBOR plus 2.6% per annum (8.0% at December 31, 2006; 7.0% at December 31, 2005) until December 1, 2008, with a maturity date of December 1, 2013. On December 1, 2008, the interest rate is reset to the market rate for a United States Treasury security of an equivalent term plus 2.6%. The term loans are repayable in quarterly principal and interest payments. The loans are collateralized by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC.	6,874	13,698

66    MI Developments Inc.      2006

Bank term loan of 2.9 million euros at December 31, 2005, bearing interest at EURIBOR plus 0.625% per annum (3.1% at December 31, 2005). The term loan was due July 2006 but was amended and extended in conjunction with the bank term line of credit of 2.5 million euros (note 10). The amendments included converting the two facilities into one bank term loan, requiring the repayment of 0.9 million euros on July 31, 2006, extending the term to July 31, 2007 and requiring a further repayment of 0.7 million euros on January 31, 2007. The bank term loan at December 31, 2006 bears interest at the Euro Overnight Index Average rate plus 1.1% per annum (4.8% at December 31, 2006). A European subsidiary of MEC has provided two first mortgages on real estate properties as collateral for this facility.	$5,938	$3,442
Term loan facility, bearing interest at 7.0% per annum until June 7, 2007, with a maturity date of June 7, 2017. On June 7, 2007 and June 7, 2012, the interest rate is reset to the market rate for a United States Treasury security of an equivalent term plus 2.6%. The term loan is repayable in quarterly principal and interest payments. The term loan is callable on December 31, 2011. The loan is collateralized by a deed of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC.	4,030	4,274
Term loan facilities of $1.75 million and $1.25 million, bearing interest at the U.S. prime rate plus 1.25% per annum (9.5% at December 31, 2006) with monthly principal repayments of $29 thousand and $21 thousand, respectively. The term loan facilities are due April 30, 2007. The loans are collateralized by all of AmTote's assets up to $1.75 million and $1.25 million, respectively.	2,448	—
Revolving term loan facility of $3.0 million, bearing interest at the U.S. prime rate plus 1.0% per annum (9.3% at December 31, 2006) with interest payable monthly. The revolving term loan facility is due April 30, 2007. The loan is collateralized by all of AmTote's assets up to $3.0 million.	1,957	—
Other loans to various subsidiaries from various banks and city governments, including equipment loans and a term loan, with interest rates ranging from 4.0% to 8.1%.	976	1,110

	179,636	170,653

Consolidated total debt	186,005	177,368
Less: current portion	(86,155)	(32,731)

Consolidated long-term debt	$99,850	$144,637

  At December 31, 2006, each of MID and MEC is in compliance with all of these long-term debt agreements and related financial covenants.

  The overall weighted average interest rate on these long-term debt agreements at December 31, 2006 was 6.5% (December 31, 2005 — 5.9%).

MI Developments Inc.      2006    67

(b)
Future principal repayments on long-term debt at December 31, 2006 are as follows:

	Real Estate Business	MEC	Total
2007	$378	$85,777	$86,155
2008	410	6,720	7,130
2009	3,458	55,873	59,331
2010	197	1,786	1,983
2011	1,926	4,366	6,292
Thereafter	—	25,114	25,114

	$6,369	$179,636	$186,005

(c)
Included within the schedule of future principal repayments of long-term debt (see previous section (b)) are obligations incurred by MEC under capital leases. Future minimum annual lease payments under the capital leases in effect at December 31, 2006 are as follows:

2007	$1,452
2008	1,452
2009	1,452
2010	1,452
2011	1,452
Thereafter	27,060

Total lease payments	34,320
Less: capital lease minimum payments representing interest	(18,801)

Present value of lease payments	$15,519

(d)
The Company's net interest expense (income), including interest expense on the senior unsecured debentures and note obligations (note 9), is comprised as follows:

		(restated — note 3)
	2006	2005	2004
Real Estate Business
Gross interest cost	$14,989	$14,060	$986
Less: interest capitalized	(582)	(1,155)	—

Interest expense	14,407	12,905	986
Interest income	(4,000)	(6,441)	(1,949)

Interest expense (income), net	10,407	6,464	(963)

MEC
Gross interest cost	68,310	41,992	28,843
Less: interest capitalized	(2,633)	(5,962)	(4,043)

Interest expense	65,677	36,030	24,800
Interest income	(2,706)	(949)	(754)

Interest expense, net	62,971	35,081	24,046

Eliminations (note 22(a))	(31,018)	(3,969)	—

Consolidated	$42,360	$37,576	$23,083

  Interest capitalized relates to real estate properties under development.

68    MI Developments Inc.      2006

  Gross interest cost, including interest expense on the senior unsecured debentures and note obligations (note 9), consists of the following:

		(restated — note 3)
	2006	2005	2004
Real Estate Business
Interest on indebtedness initially incurred for a term of more than one year	$14,989	$14,060	$852
Other interest	—	—	134

	14,989	14,060	986

MEC
Interest on indebtedness initially incurred for a term of more than one year	65,932	39,483	28,061
Other interest	2,378	2,509	782

	68,310	41,992	28,843

Eliminations (note 22(a))	(32,149)	(8,112)	(101)

Consolidated	$51,150	$47,940	$29,728

  Interest paid in cash for the year ended December 31, 2006 was $44.2 million (2005 — $41.9 million; 2004 — $25.8 million).

9.     DEBENTURES AND NOTE OBLIGATIONS

(a)   Real Estate Business — Senior Unsecured Debentures

  On December 22, 2004, MID issued Cdn. $265.0 million of 6.05% senior unsecured debentures (the "Debentures") due December 22, 2016, at a price of Cdn. $995.70 per Cdn. $1,000.00 of principal amount. Proceeds to MID, net of Cdn. $3.0 million of issue expenses, amounted to Cdn. $260.9 million. The Debentures rank equally with all of MID's existing and future senior unsecured indebtedness.

  The Debentures are redeemable, in whole or in part, at MID's option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a Debenture, a price equal to the price which, if the Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 42.5 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of December 22, 2016. At December 31, 2006, all the Debentures remained outstanding.

  Interest on the Debentures is payable in Canadian dollars on a semi-annual basis. The discount in the issue price of the Debentures of Cdn. $1.1 million is being accreted into the carrying value of the Debentures over the term to maturity with a corresponding charge to interest expense.

(b)   MEC — Convertible Subordinated Notes

  MEC's convertible subordinated notes are presented in the consolidated balance sheets as follows:

	2006	2005
Note obligations	$215,830	$213,357
Minority interest	14,615	14,615

MI Developments Inc.      2006    69

  In June 2003, MEC issued $150.0 million of 8.55% convertible subordinated notes due June 15, 2010 at par, with proceeds, net of issue expenses, of $145.0 million. The unsecured notes are convertible at any time at the option of the holder into shares of Class A Subordinate Voting Stock of MEC at a conversion price of $7.05 per share. The conversion price may be adjusted under certain circumstances. The notes are redeemable, in whole or in part, at MEC's option, on or after June 2, 2006, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring on or after June 2, 2006 and before June 2, 2008, the closing price of MEC's Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption. At December 31, 2006, all of the notes remained outstanding.

  In December 2002, MEC issued $75.0 million of 7.25% convertible subordinated notes due December 15, 2009 at par, with proceeds, net of issue expenses, of $72.2 million. The unsecured notes are convertible at any time at the option of the holder into shares of Class A Subordinate Voting Stock of MEC at a conversion price of $8.50 per share. The conversion price may be adjusted under certain circumstances. The notes are redeemable, in whole or in part, at MEC's option, on or after December 21, 2005, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring on or after December 21, 2005 and before December 15, 2007, the closing price of MEC's Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption. At December 31, 2006, all of the notes remained outstanding.

  Interest on the notes is payable in U.S. dollars on a semi-annual basis. The value assigned to the holders' conversion option of these subordinated notes is included in MEC's equity. Accordingly, such amount is classified in "minority interest" in the Company's consolidated balance sheets as at December 31, 2006 and 2005.

10.  BANK INDEBTEDNESS

Real Estate Business

The Real Estate Business has an unsecured senior revolving credit facility in the amount of $50.0 million. The credit facility is available by way of U.S. or Canadian dollar loans or letters of credit. The credit facility expires on December 21, 2007, unless extended with the consent of both parties. Interest on drawn amounts is calculated based on an applicable margin determined by the Real Estate Business' ratio of funded debt to earnings before interest, income tax expense, depreciation and amortization. Currently, the Company is subject to the lowest applicable margin available, with drawn amounts incurring interest at LIBOR or bankers' acceptance rates plus 1.0%, or the U.S. base or Canadian prime rate. The credit facility contains negative and affirmative financial and operating covenants. At December 31, 2006, the Company was in compliance with all of these covenants. At December 31, 2006, the Company had no borrowings under the facility, but the Company had issued letters of credit totalling $0.3 million.

MEC

(a)
The MEC Credit Facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. Loans under the MEC Credit Facility are collateralized by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of MEC.

  On July 26, 2006, MEC amended the MEC Credit Facility by increasing the maximum permitted borrowings under such facility for general corporate purposes to $50.0 million and providing for an additional $14.0 million to finance MEC's purchase of the remaining 70% equity interest of AmTote (note 3), in return for which the bank received a first-ranking security interest over the shares of AmTote. On November 14, 2006, as required under the amended MEC Credit Facility, MEC permanently reduced the outstanding borrowings by repaying $39.0 million from proceeds on the sale of The Meadows (note 3), such that the remaining maximum permitted borrowings was $25.0 million. On December 22, 2006, MEC further amended the MEC Credit Facility to extend the maturity date to March 30, 2007, to

70    MI Developments Inc.      2006

  make an additional $15.0 million available, to revise certain financial performance covenants and to increase the applicable interest rate. With the additional amount available, the maximum permitted borrowings under the MEC Credit Facility is $40.0 million.

  At December 31, 2006, MEC had no borrowings under the MEC Credit Facility (December 31, 2005 — $27.3 million) but had issued letters of credit totalling $24.7 million (December 31, 2005 — $21.7 million) such that $15.3 million was unused and available. The loans under the MEC Credit Facility bear interest at either the U.S. base rate plus 5% or LIBOR plus 6%. The weighted average interest rate on the loans outstanding under the MEC Credit Facility as at December 31, 2005 was 9.3%.

(b)
On July 31, 2006, one of MEC's European subsidiaries amended and extended its bank term line of credit of 2.5 million euros and its bank term loan of 2.9 million euros. The amendments to the agreement included converting the two facilities into one bank term loan (note 8). At December 31, 2005, the amount outstanding under the bank term line of credit of 2.5 million euros ($3.0 million) is included in MEC's "bank indebtedness" on the Company's consolidated balance sheet.

(c)
On December 4, 2006, SAC, which owns and operates Santa Anita Park, entered into a $10.0 million revolving loan arrangement under its existing credit facility. The revolving loan arrangement matures on October 8, 2007, is guaranteed by LATC and is secured by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC and SAC, and a pledge of all of the outstanding capital stock of LATC and SAC. At December 31, 2006, MEC had borrowings under the revolving loan agreement of $6.5 million such that $3.5 million was unused and available. Borrowings under the revolving loan agreement bear interest at the U.S. prime rate. The weighted average interest rate on the borrowings outstanding under the revolving loan agreement at December 31, 2006 was 8.25%.

11.  INCOME TAXES

  (a)
  The provision for (recovery of) income taxes differs from the expense that would be obtained by applying Canadian statutory rates as a result of the following:

		(restated — note 3)
	2006	2005	2004
Real Estate Business
Expected income taxes at Canadian statutory rate	$42,002	$34,594	$25,370
Foreign rate differentials	(24,730)	(18,220)	(11,692)
Benefit of prior years' unrecognized losses	—	—	(355)
Changes in enacted tax rates	(2,093)	(616)	1,446
Non-deductible expenses	1,878	2,319	1,251
Other	717	1,262	1,955

	17,774	19,339	17,975

MEC
Expected income taxes at Canadian statutory rate	(33,037)	(37,951)	(39,005)
Foreign rate differentials	13,403	2,219	1,832
Tax losses not benefited	8,749	28,969	30,760
Gain on issue of shares by subsidiary	(70)	(4)	(336)
Changes in enacted tax rates	—	—	(5,225)
Non-deductible expenses	2,847	3,297	4,875
Other	805	2,467	1,884

	(7,303)	(1,003)	(5,215)

Consolidated	$10,471	$18,336	$12,760

MI Developments Inc.      2006    71

(b)
The details of income (loss) from continuing operations before income taxes, and minority interest by jurisdiction are as follows:

		(restated — note 3)
	2006	2005	2004
Real Estate Business
Canadian	$10,674	$17,296	$12,406
Foreign	105,610	78,478	57,832

	116,284	95,774	70,238

MEC
Canadian	(439)	297	1,937
Foreign	(91,024)	(105,367)	(109,925)

	(91,463)	(105,070)	(107,988)

Eliminations (note 22(a))	(505)	(7,031)	(3,046)

Consolidated	$24,316	$(16,327)	$(40,796)

(c)
The details of the income tax expense (recovery) are as follows:

		(restated — note 3)
	2006	2005	2004
Real Estate Business
Current provision:
Canadian federal taxes	$2,496	$5,280	$3,712
Canadian provincial taxes	1,890	2,591	1,921
Foreign taxes	10,949	4,538	7,992

	15,335	12,409	13,625

Future provision:
Canadian federal taxes	(1,187)	870	1,029
Canadian provincial taxes	—	11	421
Foreign taxes	3,626	6,049	2,900

	2,439	6,930	4,350

	17,774	19,339	17,975

MEC
Current provision:
Canadian federal taxes	419	134	107
Provincial taxes	(68)	85	68
Foreign taxes	4,772	1,051	688

	5,123	1,270	863

Future recovery:
Canadian federal taxes	—	—	21
Provincial taxes	—	—	14
Foreign taxes	(12,426)	(2,273)	(6,113)

	(12,426)	(2,273)	(6,078)

	(7,303)	(1,003)	(5,215)

Consolidated	$10,471	$18,336	$12,760

72    MI Developments Inc.      2006

(d)
Future income taxes have been provided on temporary differences, which consist of the following:

		(restated — note 3)
	2006	2005	2004
Real Estate Business
Reductions in tax value of assets below book value	$2,421	$4,572	$3,209
Changes in enacted tax rates	(2,093)	(616)	1,446
Tax losses utilized	2,343	1,716	312
Accounting losses benefited	(220)	—	—
Other	(12)	1,258	(617)

	2,439	6,930	4,350

MEC
Tax losses benefited	(3,528)	(28,948)	(31,269)
Changes in valuation allowance	9,615	27,553	30,902
Changes in enacted tax rates	—	—	(5,225)
Write-down of long-lived assets	(14,602)	—	—
Gain (loss) on disposal of real estate property	(3,502)	(548)	321
Other	(409)	(330)	(807)

	(12,426)	(2,273)	(6,078)

Consolidated	$(9,987)	$4,657	$(1,728)

MI Developments Inc.      2006    73

(e)
Future tax assets and liabilities consist of the following temporary differences:

		(restated — note 3)
	2006	2005
Real Estate Business
Assets:
Tax benefit of loss carryforwards	$3,647	$5,659
Tax value of assets in excess of book value	3,630	3,227

	$7,277	$8,886

Liabilities:
Book value of assets in excess of tax value	$43,162	$42,116
Other	2,928	2,863

	$46,090	$44,979

MEC
Assets:
Real estate properties' tax value in excess of book value	$25,044	$12,872
Tax benefit of loss carryforwards:
Pre-acquisition	3,525	3,525
Post-acquisition	95,726	96,863
Other	5,311	4,149

	129,606	117,409
Valuation allowance against tax value of real estate properties in excess of book value	(9,994)	(9,994)
Valuation allowance against tax benefit of loss carryforwards:
Pre-acquisition	(3,349)	(3,349)
Post-acquisition	(70,670)	(59,451)
Other	(832)	—

	$44,761	$44,615

Liabilities:
Book value in excess of tax value:
Real estate properties	$58,057	$68,742
Other assets	25,415	21,466
Foreign branch tax deferral and other	11,929	13,774

	$95,401	$103,982

(f)
Income taxes paid in cash were $22.1 million (Real Estate Business — $16.7 million; MEC — $5.4 million) for the year ended December 31, 2006 (2005 — $13.8 million; 2004 — $12.9 million).

(g)
At December 31, 2006, the Company had income tax loss carryforwards totalling approximately $288.9 million that expire as follows:

Year of expiry	Real Estate Business	MEC
2008 to 2010	$400	$3,100
2011 to 2018	—	4,700
2020 to 2026	1,500	155,600
No expiry	44,800	78,800

	$46,700	$242,200

74    MI Developments Inc.      2006

(h)
Costs associated with capital transactions of subsidiaries have been charged directly to retained earnings net of a current income tax recovery of $158 thousand (2005 — $30 thousand current income tax recovery; 2004 — $216 thousand future income tax recovery).

12.  DILUTION AND OTHER GAINS, NET

During the year ended December 31, 2006, MEC issued 159,264 (2005 — 16,567; 2004 — 199,000) shares of Class A Subordinate Voting Stock under its stock-based compensation plans (see note 17(b)). The Company recognized a gain of $0.2 million (2005 — $11 thousand gain; 2004 — $0.1 million loss) from its ownership dilution arising from the issue of these shares.

During the year ended December 31, 2004, the Company also recorded a non-cash gain of $1.0 million from the sale of 3,682,515 shares of Class A Subordinate Voting Stock of MEC, which it had acquired earlier in the year (see note 22(b)).

13.  EARNINGS (LOSS) PER SHARE

Diluted earnings (loss) per share for the years ended December 31, 2006, 2005 and 2004 are computed as follows:

	2006	2005	2004
Income (loss) from continuing operations	$48,928	$8,507	$(11,591)
Income (loss) from discontinued operations	10,942	(1,948)	3,091

Net income (loss)	$59,870	$6,559	$(8,500)

Weighted average number of Class A Subordinate Voting and Class B Shares outstanding (thousands)	48,301	48,260	48,157
Stock options (thousands)	54	59	—

	48,355	48,319	48,157

Diluted earnings (loss) per Class A Subordinate Voting or Class B Share
— continuing operations	$1.01	$0.18	$(0.24)
— discontinued operations	0.23	(0.04)	0.06

Total	$1.24	$0.14	$(0.18)

The computation of diluted earnings (loss) per share in fiscal 2006 excludes the effect of the potential exercise of 155,000 (2005 — nil; 2004 — 553,060) options to acquire Class A Subordinate Voting Shares of the Company because the effect would be anti-dilutive.

MI Developments Inc.      2006    75

14.  SHARE CAPITAL

The Company's two classes of outstanding share capital are Class A Subordinate Voting Shares and Class B Shares. On matters presented for shareholder vote, holders of Class A Subordinate Voting Shares are entitled to one vote per share while holders of Class B Shares are entitled to 500 votes per share. The Company's articles provide that holders of Class B Shares are entitled to convert such shares into Class A Subordinate Voting Shares on a one-to-one basis.

The Company's authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 706,170 Class B Shares and an unlimited number of Preference Shares issuable in series, all with no par value.

Changes in Class A Subordinate Voting Shares and Class B Shares for the years ended December 31, 2006 and 2005 are shown in the following table:

	Class A Subordinate Voting Shares		Class B Shares		Total
	Number	Stated Value	Number	Stated Value	Number	Stated Value
Shares issued and outstanding, December 31, 2004	47,642,083	$1,554,779	548,238	$17,893	48,190,321	$1,572,672
Issued on exercise of stock options	100,000	3,237	—	—	100,000	3,237

Shares issued and outstanding, December 31, 2005	47,742,083	1,558,016	548,238	17,893	48,290,321	1,575,909
Issued on exercise of stock options	40,000	1,433	—	—	40,000	1,433
Shareholder conversion of Class B Shares to Class A Subordinate Voting Shares	825	27	(825)	(27)	—	—

Shares issued and outstanding, December 31, 2006	47,782,908	$1,559,476	547,413	$17,866	48,330,321	$1,577,342

Pursuant to the terms of a normal course issuer bid for which the Company received approval from the Toronto Stock Exchange ("TSX") on May 19, 2005, the Company was authorized, during the 12-month period commencing May 24, 2005 and ending May 23, 2006, to purchase for cancellation up to a total of 4,005,956 Class A Subordinate Voting Shares, being 10% of the public float (as defined by the TSX) of the Class A Subordinate Voting Shares (the "Public Float").

Pursuant to the terms of a normal course issuer bid for which the Company received approval from the TSX on September 29, 2006, the Company may, during the 12-month period commencing October 4, 2006 and ending October 3, 2007, purchase for cancellation up to a total of 3,257,895 Class A Subordinate Voting Shares, being 10% of the Public Float. The price that MID will pay for shares purchased pursuant to the bid will be the market price at the time of acquisition.

At December 31, 2006, the Company had not purchased any Class A Subordinate Voting Shares under the normal course issuer bid.

15.  CONTRIBUTED SURPLUS

Changes in the Company's contributed surplus for the years ended December 31, 2006 and 2005 are shown in the following table:

	2006	2005
Contributed surplus, beginning of year	$2,112	$2,387
Stock-based compensation	817	351
Transfer to share capital on exercise of stock options	(262)	(626)

Contributed surplus, end of year	$2,667	$2,112

76    MI Developments Inc.      2006

16.  CURRENCY TRANSLATION ADJUSTMENT

During the year ended December 31, 2006, the Company recorded an unrealized foreign currency translation gain of $59.4 million related to its net investments in currencies other than the U.S. dollar. The unrealized foreign currency translation gain was primarily due to the strengthening of the euro against the U.S. dollar. In addition, included in the Real Estate Business' dilution and other gains for the year ended December 31, 2006 is a $1.9 million currency translation gain realized from capital transactions that gave rise to a reduction in the net investment in certain foreign operations.

During the year ended December 31, 2005, the Company recorded an unrealized foreign currency translation loss of $78.3 million related to its net investments in currencies other than the U.S. dollar. The loss was primarily from the weakening of the euro against the U.S. dollar.

17.  STOCK-BASED COMPENSATION PLANS

(a)   MID

  On August 29, 2003, MID's Board of Directors approved the Incentive Stock Option Plan (the "MID Plan"), which allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. At December 31, 2006, a maximum of 2.65 million MID Class A Subordinate Voting Shares are available to be issued under the MID Plan.

  MID has granted stock options to certain directors and officers to purchase MID's Class A Subordinate Voting Shares. Such options have generally been granted with 1/5th of the options vesting on the date of grant and the remaining options vesting over a period of four years at a rate of 1/5th on each anniversary of the date of grant. Options expire on the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreement entered into by MID with each recipient of options.

  A reconciliation of the changes in stock options outstanding is presented below:

	2006		2005		2004
	Number	Weighted Average Exercise Price (Cdn. $)	Number	Weighted Average Exercise Price (Cdn. $)	Number	Weighted Average Exercise Price (Cdn. $)
Outstanding, beginning of year	390,000	33.49	490,000	33.16	575,000	31.85
Granted	175,000	40.94	—	—	270,000	37.10
Exercised	(40,000)	32.79	(100,000)	31.85	(60,000)	31.85
Cancelled	(60,000)	35.62	—	—	(295,000)	34.48

Outstanding, end of year	465,000	36.08	390,000	33.49	490,000	33.16

  The following table provides further detail with respect to options outstanding and exercisable at December 31, 2006:

Options Outstanding			Options Exercisable
Number	Exercise Price (Cdn. $)	Remaining Life in Years	Number	Exercise Price (Cdn. $)	Remaining Life in Years
190,000	31.85	6.7	144,000	31.85	6.7
100,000	35.62	8.0	60,000	35.62	8.0
20,000	39.12	9.1	8,000	39.12	9.1
155,000	41.17	9.8	31,000	41.17	9.8

465,000	36.08	8.1	243,000	34.21	7.5

MI Developments Inc.      2006    77

  Effective January 1, 2004 (see note 2), compensation expense is recognized for stock options granted based on the fair value of the options at the grant date. The fair value of stock options granted is estimated at the date of grant using the Black-Scholes option valuation model.

  The weighted average assumptions used in determining the fair value of the MID stock options granted are shown in the table below:

	2006	2005	2004
Risk-free interest rate	3.8%	—	3.3%
Expected dividend yield	1.65%	—	1.23%
Expected volatility of MID's Class A Subordinate Voting Shares	19.6%	—	30.0%
Weighted average expected life (years)	3.9	—	4.0
Weighted average fair value per option granted	$6.41	—	$7.45

  The Black-Scholes option valuation model used by the Company to determine fair values was developed for use in estimating the fair value of freely traded options, which are fully transferable and have no vesting restrictions. In addition, this model requires the input of subjective assumptions, including expected dividend yields, future stock price volatility and expected time until exercise. Although the assumptions used reflect management's best estimates, they involve inherent uncertainties based on market conditions outside of the Company's control. Because the Company's outstanding stock options have characteristics, which are significantly different from those of traded options, and because changes in any of the assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide the only measure of the fair value of its stock options.

  Subsequent to December 31, 2006, 38,456 stock options with a weighted average exercise price of Cdn. $32.19 per stock option were exercised.

  Also subsequent to December 31, 2006, the Company committed to grant an aggregate of 75,000 stock options to two members of senior management at a future date (the "Grant Date") once certain conditions are met. If such options are granted, the exercise price will be determined on the Grant Date in accordance with the MID Plan.

  Effective November 3, 2003, MID established a Non-Employee Director Share-Based Compensation Plan (the "DSP") which provides for a deferral of up to 100% of each outside director's total annual remuneration from the Company, at specified levels elected by each director, until such director ceases to be a director of the Company. The amounts deferred are reflected by notional DSUs whose value reflects the market price of the Company's Class A Subordinate Voting Shares at the time that the particular payment(s) to the director is determined. The value of a DSU will appreciate or depreciate with changes in the market price of the Class A Subordinate Voting Shares. The DSP also takes into account any dividends paid on the Class A Subordinate Voting Shares. Effective January 1, 2005, all directors must receive at least 50% of their Board and Committee compensation fees (excluding Special Committee fees, effective January 1, 2006) in DSUs. Under the DSP, when a director leaves the Board, the director receives a cash payment equal to the value of the accrued DSUs at that time. There is no option under the DSP for directors to receive Class A Subordinate Voting Shares in exchange for DSUs. During the year ended December 31, 2006, 11,715 DSUs were redeemed by a former director for $0.4 million.

  A reconciliation of the changes in DSUs outstanding is presented below:

	2006	2005	2004
Outstanding, beginning of year	23,092	4,442	—
Granted	14,110	18,650	4,442
Redeemed	(11,715)	—	—

Outstanding, end of year	25,487	23,092	4,442

78    MI Developments Inc.      2006

  During the year ended December 31, 2006, the Real Estate Business recognized stock-based compensation expense of $1.4 million (2005 — $1.0 million; 2004 — $1.9 million, net of a $0.2 million recovery pertaining to options cancelled during the year), which includes $0.6 million (2005 — $0.7 million; 2004 — $0.1 million) pertaining to DSUs.

(b)   MEC

  MEC has a Long-term Incentive Plan (the "MEC Plan"), adopted in 2000, which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to MEC's directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of MEC's Class A Subordinate Voting Stock are available to be issued under the MEC Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the MEC Plan.

  During 2005, MEC introduced an incentive compensation program (the "MEC Program") for certain officers and key employees, which awards performance shares of MEC's Class A Subordinate Voting Stock as contemplated under the MEC Plan. The number of shares of Class A Subordinate Voting Stock underlying the performance share awards is based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the stock on the date the MEC Program was approved by the Compensation Committee of MEC's Board of Directors. These performance shares vested over a six or eight month period to December 31, 2005 and are distributable, subject to certain conditions, in two equal instalments. The first distribution date occurred prior to March 31, 2006 and the second distribution date is to occur on or about March 31, 2007. During the year ended December 31, 2005, 201,863 performance share awards were granted under the MEC Program, with a weighted average grant-date market value of either $6.26 or Cdn. $7.61 per share (the "2005 Performance Share Awards"), and 2,392 2005 Performance Share Awards were granted with a nominal stated value. At December 31, 2005, there were 199,471 vested 2005 Performance Share Awards. During the year ended December 31, 2006, 131,751 2005 Performance Share Awards were issued with a stated value of $0.8 million, and 4,812 2005 Performance Share Awards were forfeited. Accordingly, there are 62,908 vested 2005 Performance Share Awards remaining to be issued under the MEC Program.

  For 2006, MEC continued the MEC Program as described in the preceding paragraph. The program is similar in all respects except that the performance shares granted in 2006 vest over a 12-month period to December 31, 2006 and will be distributed, subject to certain conditions, on or about March 31, 2007. In the year ended December 31, 2006, 161,099 performance share awards were granted under the MEC Program with a weighted average grant-date market value of either $6.80 or Cdn. $7.63 per share (the "2006 Performance Share Awards"), 1,616 2006 Performance Share Awards were issued with a nominal stated value, and 42,622 2006 Performance Share Awards were forfeited. At December 31, 2006, there were 116,861 vested 2006 Performance Share Awards.

  In the year ended December 31, 2006, MEC issued 25,896 (2005 — 14,175; 2004 — 24,000) shares of Class A Subordinate Voting Stock with a stated value of $0.2 million (2005 — $0.1 million; 2004 — $0.1 million) to MEC's directors in payment of services rendered.

  MEC grants stock options to certain directors, officers, key employees and consultants to purchase shares of MEC's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of MEC at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the MEC Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by MEC with each recipient of options.

MI Developments Inc.      2006    79

  A reconciliation of the changes in stock options outstanding is presented below:

	2006		2005		2004
	Number	Weighted Average Exercise Price $	Number	Weighted Average Exercise Price $	Number	Weighted Average Exercise Price $
Outstanding, beginning of year	4,827,500	6.14	4,500,500	6.18	4,841,500	6.14
Granted	200,000	5.25	720,000	6.55	200,000	6.41
Exercised	—	—	—	—	(175,000)	4.87
Forfeited	(122,500)	6.96	(393,000)	7.39	(366,000)	6.30

Outstanding, end of year	4,905,000	6.08	4,827,500	6.14	4,500,500	6.18

  The following table provides further detail with respect to options outstanding and exercisable at December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Price $	Number	Weighted Average Exercise Price $	Weighted Average Remaining Life in Years	Number	Weighted Average Exercise Price $	Weighted Average Remaining Life in Years
3.91 – 5.25	1,020,000	4.84	4.3	886,668	4.78	3.5
6.01 – 7.24	3,885,000	6.41	4.2	3,526,300	6.40	3.9

3.91 – 7.24	4,905,000	6.08	4.2	4,412,968	6.08	3.8

  The fair value of MEC stock options granted is estimated at the date of grant using the Black-Scholes option valuation model, which requires the use of subjective assumptions and may not necessarily provide the only measure of the fair value of MEC's stock options (as described further in note 17(a)). The weighted average assumptions used in determining the fair value of the MEC stock options granted is shown in the table below. If other assumptions are used, stock-based compensation expense could be significantly impacted.

	2006	2005	2004
Risk-free interest rate	4.4%	4.0%	3.0%
Expected dividend yield	—	—	0.84%
Expected volatility of MEC's Class A Subordinate Voting Stock	51.0%	54.7%	57.4%
Weighted average expected life (years)	4.0	4.0	4.0
Weighted average fair value per option granted	$2.26	$2.94	$2.38

  During the year ended December 31, 2006, MEC recognized total stock-based compensation expense of $2.4 million (2005 — $1.0 million; 2004 — $1.1 million) relating to performance share awards, director compensation and stock options under the MEC Plan.

18.  EMPLOYEE BENEFIT PLANS

Employee Defined Benefit Pension Plans

MEC's Santa Anita Park racetrack has a pension plan that consists of a non-contributory defined benefit retirement plan for year-round employees who are at least 21 years of age, have one or more years of service and are not covered by collective bargaining agreements. Plan assets consist of a group of annuity contracts with a life insurance company. Plan benefits are based primarily on years of service and qualifying compensation during the final years of employment. Funding requirements comply with U.S. federal requirements that are imposed by law.

80    MI Developments Inc.      2006

MEC's subsidiary, AmTote, which is consolidated in the Company's results from July 26, 2006 (note 3), sponsors two pension plans for union employees. Retirement benefits for the pension plans are funded entirely by AmTote. Normal retirement for one of the pension plans is age 65 with at least 30 years of service and normal retirement for the other pension plan is age 65 with at least 5 years of service. Funding requirements comply with U.S. federal requirements that are imposed by law.

MEC's net periodic pension cost includes the following components:

	2006	2005	2004
Service cost	$588	$532	$437
Interest cost on projected benefit obligation	837	690	685
Actual return on plan assets	(1,159)	(840)	(825)
Actual return on plan assets in excess of expected return on plan assets	352	210	225
Amortization of past service cost	18	18	18
Amortization of actuarial losses	87	114	28

Net periodic pension cost	$723	$724	$568

The following provides a reconciliation of benefit obligation, plan assets and funded status of the plans:

	2006	2005	2004
Benefit obligation:
Benefit obligation, beginning of year	$14,592	$14,104	$11,711
Plans acquired through acquisition of AmTote	4,971	—	—
Service cost	588	532	437
Interest cost	837	690	685
Benefits paid	(643)	(623)	(569)
Actuarial (gains) losses	(993)	(111)	1,840
Settlements	(285)	—	—

Benefit obligation, end of year	19,067	14,592	14,104

Plan assets:
Fair value of plan assets, beginning of year	11,349	10,688	9,962
Plans acquired through acquisition of AmTote	4,091	—	—
Actual return on plan assets	1,159	840	825
Company contributions	682	444	470
Benefits paid	(643)	(623)	(569)
Settlements	(285)	—	—

Fair value of plan assets, end of year	16,353	11,349	10,688

Unfunded status of plan	(2,714)	(3,243)	(3,416)
Unamortized past service costs	—	18	36
Unamortized actuarial loss	1,343	2,772	3,207

Net pension liability	$(1,371)	$(453)	$(173)

The net pension liability is included in other long-term liabilities at December 31, 2006 and 2005.

Assumptions used in determining the unfunded status of MEC's defined benefit pension plans are as follows:

	2006	2005	2004
Weighted average discount rate	5.0% – 6.5%	5.0%	5.0%
Weighted average rate of increase in compensation levels	4.0%	4.0%	4.0%
Expected long-term rate of return on plan assets	6.0% – 9.0%	6.0%	6.0%

MI Developments Inc.      2006    81

The expected long-term rate of return on plan assets was determined by considering the plans' current investment mix and the historical and expected future performance of such investment categories.

The actuarial valuation date, measurement date and related assumptions for the funded status of MEC's defined benefit pension plans are as of December 31.

The asset allocation for MEC's defined benefit pension plans are as follows:

	2006	2005
Debt securities	51%	64%
Equity securities	46%	36%
Real estate	3%	—

Postretirement Benefit Plan

MEC's subsidiary, AmTote (note 3), also sponsors a postretirement group medical plan for Tier 1 union employees who retire after the age of 53 with 13 years of service. The coverage terminates at age 65. For union plan participants who retired prior to September 1, 1994, coverage is fully provided by AmTote, whereas union plan participants retiring subsequent to September 1, 1994 are required to make certain contributions to obtain coverage. For Tier 1 employees retiring between April 15, 2004 and June 30, 2006, the coverage is replaced by employer contributions towards the cost of private insurance. For Tier 1 employees retiring after June 30, 2006, postretirement coverage will no longer be available.

MEC's net periodic benefit cost for the year ended December 31, 2006 was $77 thousand (2005 — nil; 2004 — nil). At December 31, 2006, the plan had a benefit obligation of $460 thousand (December 31, 2005 — nil), a fair value of plan assets of nil (December 31, 2005 — nil) and an unamortized actuarial loss of $4 thousand (December 31, 2005 — nil) resulting in an unfunded pension obligation of $456 thousand (December 31, 2005 — nil), which is included in other long-term liabilities.

Other Employee Benefit Plans

MEC also participates in several multi-employer benefit plans on behalf of its employees who are union members. MEC's contributions to these plans were $4.9 million for the year ended December 31, 2006 (2005 — $4.0 million; 2004 — $5.0 million). The data available from administrators of the multi-employer pension plans is not sufficient to determine the accumulated benefit obligations, nor the net assets attributable to the multi-employer plans in which MEC employees participate. Therefore, the contributions are expensed as paid under defined contribution accounting.

A subsidiary of MEC participates in a multi-employer defined benefit pension plan for which the pension plan's total vested liabilities exceed the plan's assets. Based on allocation information provided by the plan, the portion of the estimated unfunded liability for vested benefits attributable to MEC's subsidiary is approximately $3.7 million. Under specific circumstances, a "withdrawal liability" may be triggered by certain actions, including a withdrawal from the pension plan, which is not presently intended.

MEC offers various 401(k) plans (the "MEC 401(k) Plans") to provide retirement benefits for employees. All MEC employees who meet certain eligibility requirements are able to participate in the MEC 401(k) Plans. Discretionary matching contributions are determined each year by MEC. MEC contributed $1.2 million to the MEC 401(k) Plans for the year ended December 31, 2006 (2005 — $0.8 million; 2004 — $1.5 million).

82    MI Developments Inc.      2006

19.  DETAILS OF CASH FROM OPERATING ACTIVITIES

(a)
Items not involving current cash flows:

		(restated — note 3)
	2006	2005	2004
Real Estate Business
Straight-line rent adjustment	$224	$301	$300
Stock-based compensation expense	1,407	1,045	1,933
Depreciation and amortization	39,225	36,896	34,211
Interest income from MEC	(16,505)	(3,903)	(85)
Gain on disposal of real estate	(209)	(10,304)	(216)
Future income taxes	2,439	6,930	4,350
Dilution and other gains	(1,921)	—	—
Other	311	285	2

	24,971	31,250	40,495

MEC
Stock-based compensation expense	2,393	979	1,095
Depreciation and amortization	44,607	37,029	34,407
Interest expense with MID	15,353	179	—
Amortization of debt issuance costs	7,325	2,631	1,090
Write-down of long-lived assets (note 4)	77,445	—	26,685
Gain on disposal of business	(115,193)	—	—
Gain on disposal of real estate	(2,883)	—	(9,626)
Dilution and other gains, net (note 12)	(195)	(11)	(883)
Future income taxes	(12,426)	(2,273)	(6,078)
Minority interest	(35,083)	(43,170)	(41,965)
Other	1,739	(1,637)	583

	(16,918)	(6,273)	5,308

Eliminations (note 22(a))	(5,292)	2,292	85

Consolidated	$2,761	$27,269	$45,888

MI Developments Inc.      2006    83

(b)
Changes in non-cash balances:

		(restated — note 3)
	2006	2005	2004
Real Estate Business
Accounts receivable	$1,265	$3,142	$5,442
Loan receivable from MEC	619	(606)	—
Prepaid expenses and other	(656)	(95)	318
Accounts payable and accrued liabilities	(4,652)	(8,163)	9,946
Income taxes	(294)	3,750	3,536
Deferred revenue	(3,667)	4,352	(5,425)

	(7,385)	2,380	13,817

MEC
Restricted cash	(8,314)	(1,378)	(183)
Accounts receivable	14,599	(3,840)	(13,990)
Prepaid expenses and other	(992)	1,309	826
Accounts payable and accrued liabilities	1,756	13,312	11,557
Income taxes	1,246	2,548	371
Loan payable to MID	(619)	606	—
Deferred revenue	(1,792)	15	1,632

	5,884	12,572	213

Eliminations (note 22(a))	1,539	(1,293)	—

Consolidated	$38	$13,659	$14,030

20.  FINANCIAL INSTRUMENTS

(a)   Fair Value

  The Company has determined the estimated fair values of its consolidated financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company would realize in a current market exchange. The methods and assumptions used to estimate the fair value of financial instruments are described below.

  Cash and cash equivalents, restricted cash, accounts receivable, bank indebtedness, and accounts payable and accrued liabilities

  Due to the short period to maturity of the instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of their fair value.

  Long-term debt and note obligations

  The fair value of long-term debt and note obligations is estimated using discounted cash flow analysis based on incremental borrowing rates for similar types of arrangements. Based on current rates for debt with similar terms and maturities, the fair values of long-term debt and note obligations are not materially different from their carrying values.

  Senior unsecured debentures

  The fair value of the senior unsecured debentures is determined using the quoted market price of the senior unsecured debentures. At December 31, 2006, the fair value of the senior unsecured debentures was approximately $229.3 million.

84    MI Developments Inc.      2006

(b)   Credit Risk

  The Company's consolidated financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable.

  Cash and cash equivalents and restricted cash include short-term investments, such as commercial paper, which are only invested in governments and corporations with an investment grade credit rating. Credit concentration risk is further reduced by limiting the amount, which is invested in any one government or corporation.

  Substantially all of the Real Estate Business' revenue is from Magna. Magna has an investment-grade credit rating from Standard and Poor's and Dominion Bond Rating Service, which mitigates the Company's credit concentration risk.

  MEC, in the normal course of business, settles wagers for other racetracks and is thereby exposed to credit risk. However, these receivables are generally not a significant portion of the Company's total assets and are comprised of a large number of accounts.

(c)   Interest Rate Risk

  MEC utilizes, on occasion, interest rate swap contracts to hedge exposure to interest rate fluctuations on variable rate debt.

  During the year ended December 31, 2005, MEC entered into an interest rate swap contract with a major financial institution. Under the terms of the contract, MEC receives a LIBOR-based variable interest rate and pays a fixed rate of 7.05% on a notional amount of $10.0 million under the SAC facility, reduced by monthly amounts of $60 thousand until maturity. The maturity date of the contract is October 7, 2007.

  During the year ended December 31, 2004, MEC entered into an interest rate swap contract with the same major financial institution. Under the terms of the contract, MEC receives a LIBOR-based variable interest rate and pays a fixed rate of 5.38% on a notional amount of 40% of the monthly outstanding balance under the SAC facility. The maturity date of the contract is October 31, 2007.

  MEC has designated its interest rate swap contracts as a cash flow hedge of anticipated interest payments under its variable rate debt agreement. The fair value of MEC's interest rate swaps at December 31, 2006 is an asset of approximately $0.4 million (December 31, 2005 — $0.6 million), using current interest rates.

(d)   Currency Risk

  The Company holds material investments in currencies other than the U.S. dollar, the majority of which are properties owned by the Real Estate Business. Fluctuations in the U.S. dollar's exchange rate relative to other currencies (in particular, the euro and the Canadian dollar) will result in fluctuations in the reported U.S. dollar value of assets, liabilities, shareholders' equity, net income (loss) and cash flows. The Company periodically purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions. At December 31, 2006 and 2005, the Company did not hold any foreign exchange forward contracts. At December 31, 2004, the Company held foreign exchange forward contracts to (a) purchase $63.0 million and sell Cdn. $77.6 million; and (b) purchase Cdn. $122.5 million and sell 74.5 million euros. These contracts, with a fair value of a $0.5 million liability at December 31, 2004, matured during the first quarter of 2005 and were designated as hedges against specific transactions occurring amongst the various entities within MID.

21.  SEGMENTED INFORMATION

(a)
The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company's operations are segmented in the Company's internal financial reports between wholly-owned operations (the Real Estate Business) and publicly-traded operations (MEC). The segregation of operations between wholly-owned and publicly traded operations recognizes the fact that, in the case of the Real Estate Business, the Company's management has direct responsibility for the key operating, financing and resource allocation decisions, whereas, in the case of MEC, such responsibility resides with MEC's separate Board of Directors and executive management.

MI Developments Inc.      2006    85

  The Company's reporting segments are as follows:

  Real Estate Business

  The Real Estate Business owns real estate assets in Canada, Austria, the United States, Germany, Mexico, the United Kingdom, the Czech Republic, Belgium, Spain and Poland. Substantially all of these real estate assets are leased to, or are under development for subsequent lease to, Magna's automotive operating units. The Real Estate Business also owns certain properties that are being held for future development or sale.

  MEC

  MEC operates or manages eight thoroughbred racetracks, one standardbred racetrack, two racetracks that run both thoroughbred and quarterhorse meets and one racetrack that runs both thoroughbred and standardbred meets, as well as the simulcast wagering venues at these tracks. Three of MEC's racetracks (two in the United States and one in Austria) include casino operations with alternative gaming machines. In addition, MEC operates off-track betting facilities, a United States based national account wagering business known as XpressBet® and a European account wagering service known as MagnaBet™. MEC also owns and operates HorseRacing TV™, a television network focused on horseracing, and AmTote (note 3). In April 2006, MEC entered into an agreement with Churchill Downs Incorporated ("CDI") and Racing UK Limited to partner in a subscription television channel called "Racing World" that broadcasts races from MEC's and CDI's racetracks, as well as other North American and international racetracks, into the United Kingdom and Ireland. To support certain of MEC's thoroughbred racetracks, MEC owns and operates three thoroughbred training centres in the United States. MEC also owns and operates production facilities in Austria and in North Carolina for StreuFex™, a straw-based horse bedding product. In addition to racetracks, MEC's real estate portfolio at December 31, 2006 included residential developments in various stages of development in Austria, Canada (sold to MID subsequent to year-end — note 25) and the United States.

  As described in note 1 to the consolidated financial statements, the Company's consolidated statements of income (loss), consolidated statements of cash flows, and consolidated balance sheets have been arranged to provide detailed, discrete financial information on the Real Estate Business and MEC reporting segments.

(b)
The following tables show certain information with respect to geographic segmentation:

		(restated — note 3)
Revenues	2006	2005	2004
Real Estate Business
Canada	$49,511	$43,063	$37,530
Europe	93,830	69,659	59,955
United States	30,084	28,422	21,808
Mexico	11,357	9,990	9,479

	184,782	151,134	128,772

MEC
United States	689,690	600,249	665,038
Canada	110	—	—
Europe	21,123	18,858	11,966

	710,923	619,107	677,004

Eliminations (note 22(a))	(29,249)	(7,017)	(85)

Consolidated	$866,456	$763,224	$805,691

86    MI Developments Inc.      2006

		(restated — note 3)
Real estate properties, net	2006	2005
Real Estate Business
Canada	$434,446	$441,989
Europe	528,235	485,019
United States	302,183	306,357
Mexico	83,757	75,293

	1,348,621	1,308,658

MEC
United States	781,146	760,107
Canada	10,298	10,927
Europe	53,747	116,225

	845,191	887,259

Eliminations (note 22(a))	(5,038)	(4,143)

Consolidated	$2,188,774	$2,191,774

		(restated — note 3)
Fixed assets, net	2006	2005
Real Estate Business
Canada	$215	$252
Europe	259	210
United States	80	114

	554	576

MEC
United States	86,886	51,268
Europe	5,966	11,170

	92,852	62,438

Consolidated	$93,406	$63,014

22.  TRANSACTIONS WITH RELATED PARTIES

Mr. F. Stronach, the Company's Chairman and the Chairman of Magna and MEC, and three other members of his family are trustees of the Stronach Trust. The Stronach Trust controls the Company through the right to direct the votes attaching to 66% of the Company's Class B Shares. The Stronach Trust also controls Magna through the right to direct the votes attaching to 66% of Magna's Class B Shares. As the Company and Magna are under the common control of the Stronach Trust, they are considered to be related parties for accounting purposes.

(a)   MEC Bridge Loan and Project Financings

  (i)
  MEC Bridge Loan

    In July 2005, the MID Lender provided MEC with the MEC Bridge Loan of up to $100.0 million expiring August 31, 2006. The MEC Bridge Loan bore interest, at MEC's option, at either (i) a floating rate equal to the U.S. base rate plus 5.5% per annum (with interest paid monthly) or (ii) a fixed rate equal to LIBOR plus 6.5% per annum (with interest paid at the relevant LIBOR contract maturity), in each case subject to a minimum rate of 9.0%. In addition, MEC was subject to an annual commitment fee equal to 1.0% of the undrawn facility. The MEC Bridge Loan was secured by certain assets of MEC and guaranteed by certain subsidiaries of MEC, and was also cross-defaulted to all other obligations of MEC and its subsidiaries to MID and its subsidiaries.

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    The first tranche of $50.0 million under the MEC Bridge Loan was available for immediate drawdown by MEC, with the second tranche of $25.0 million becoming available in October 2005. MEC paid the MID Lender arrangement fees of $1.0 million and $0.5 million in 2005 upon the first tranche and second tranche, respectively, being made available under the MEC Bridge Loan. In February 2006, the MID Lender agreed to make the third tranche of the MEC Bridge Loan, in the amount of $25.0 million, available to MEC and to waive compliance with a financial covenant contained in the MEC Bridge Loan in relation to Golden Gate Fields for the period ended December 31, 2005. Concurrently, a similar waiver was provided to MEC under the MEC Credit Facility (note 10). Upon the third tranche becoming available, MEC paid the MID Lender an arrangement fee of $0.5 million and, in connection with the waiver, also paid a fee of $250 thousand and all of the MID Lender's associated costs.

    In July 2006, the maturity date of the MEC Bridge Loan was extended from August 31, 2006 to December 5, 2006 in anticipation of the final closing of the sale of The Meadows (note 3). In connection with the extension of the MEC Bridge Loan, the MID Lender received an extension fee of $0.5 million (0.5% of the amount of the MEC Bridge Loan). In connection with the July 2006 amendments to the MEC Bridge Loan, MEC also amended and extended the terms of the MEC Credit Facility (note 10).

    In August 2006, the MID Lender waived the requirement for MEC to repay a portion of the MEC Bridge Loan from proceeds (net of costs and related loan repayments) from the sale of the Magna Golf Club and the Fontana Golf Club (note 3) in exchange for which the MID Lender received an aggregate fee of $0.3 million (1% of total net proceeds).

    In September 2006, the MID Lender agreed to make available to MEC $19.0 million of increased funding under the MEC Bridge Loan. The funds were to be used by MEC solely to fund (i) operations and financing activities (including mandatory interest and principal repayments on debt), (ii) maintenance capital expenditures and (iii) capital expenditures required pursuant to the terms of MEC's joint venture arrangements with Forest City Enterprises, Inc. ("Forest City") and Caruso Affiliated ("Caruso" — note 23). The MID Lender charged MEC an arrangement fee of $0.2 million (1% of the increased funding) in connection with the increased financing under the MEC Bridge Loan. Pursuant to the terms of the September 2006 amendments, and as result of MEC not completing its sale of The Meadows by a specified deadline, the interest rate for all amounts under the MEC Bridge Loan was increased by 2.5% per annum effective November 7, 2006.

    On November 14, 2006, MEC used part of the proceeds received in connection with the sale of The Meadows to repay in full the MEC Bridge Loan. Accordingly, the MEC Bridge Loan has been terminated and the MID Lender has released the security provided to it under the facility.

    At December 31, 2006, MID had a $0.1 million balance payable to MEC as a result of an excess reimbursement payment made by MEC in connection with loan related costs incurred by MID. At December 31, 2005, there was a balance receivable of $74.7 million under the MEC Bridge Loan, including $0.6 million of interest, costs and fees receivable.

  (ii)
  MEC Project Financings

    The MID Lender has made available two separate project financing facilities to the wholly-owned subsidiaries of MEC that own and/or operate Gulfstream Park ($162.3 million plus costs and capitalized interest) and Remington Park ($34.2 million plus costs and capitalized interest) (together, the "MEC Project Financing Facilities"). The MEC Project Financing Facilities have a term of 10 years (except as described below for the two slot machine tranches of the Gulfstream Park project financing facility) from the relevant completion dates for the construction projects at Gulfstream Park and Remington Park, which occurred in February 2006 and November 2005, respectively.

    The Remington Park project financing and the Gulfstream Park project financing contain cross-guarantee, cross-default and cross-collateralization provisions. The Remington Park project financing is secured by all assets of the borrower (including first ranking security over the Remington Park leasehold interest), excluding licences and permits, and is guaranteed by the MEC subsidiaries

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    that own Gulfstream Park and the Palm Meadows Training Center. The security package also includes second ranking security over the lands owned by Gulfstream Park and second ranking security over the Palm Meadows Training Center and the shares of the owner of the Palm Meadows Training Center (in each case, behind security granted for the amended Gulfstream Park project financing). In addition, the borrower has agreed not to pledge any licences or permits held by it and MEC has agreed not to pledge the shares of the borrower or the owner of Gulfstream Park. The Gulfstream Park project financing is guaranteed by MEC's subsidiaries that own and operate the Palm Meadows Training Center and Remington Park and is secured principally by security over the lands (or, in the case of Remington Park, over the leasehold interest) forming part of the operations at Gulfstream Park, Palm Meadows and Remington Park and over all other assets of Gulfstream Park, Palm Meadows and Remington Park, excluding licences and permits (which cannot be subject to security under applicable legislation). Upon MEC's sale of The Meadows in November 2006 (note 3), that property was released as security under the Gulfstream Park project financing facility.

    Prior to the relevant completion date, amounts outstanding under each of the MEC Project Financing Facilities bore interest at a floating rate equal to 2.55% above MID's per annum notional cost of borrowing under its unsecured senior revolving floating rate credit facility (note 10), compounded monthly. Since the relevant completion date, amounts outstanding under each of the MEC Project Financing Facilities (including for the new tranches of the Gulfstream Park project financing facility described below) bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest was capitalized (except in relation to the December 2006 tranche of the Gulfstream Park project financing facility described below, for which the interest capitalization period is extended). However, since the completion date for Remington Park, there has been in place a mandatory annual cash flow sweep of not less than 75% of Remington Park's total excess cash flow, after permitted capital expenditures and debt service, which is used to pay capitalized interest on the Remington Park project financing facility plus a portion of the principal under the facility equal to the capitalized interest on the Gulfstream Park project financing facility. During the year ended December 31, 2006, $5.0 million of such amounts were repaid. Commencing January 1, 2007, the MID Lender is entitled to receive monthly blended payments of principal and interest based on a 25-year amortization period under each of the MEC Project Financing Facilities (except in relation to the December 2006 tranche of the Gulfstream Park project financing facility described below, for which the interest capitalization period is extended).

    In June 2006, the MID Lender consented to the release and transfer to MEC of up to an aggregate of $10.0 million of funds from the subsidiaries that operate the racetracks at Gulfstream Park and Remington Park, subject to approval by MID management over the amount and timing of such releases. Such funds, which would ordinarily be "trapped" at the applicable subsidiaries pursuant to the terms of the MEC Project Financing Facilities, were in excess of the existing cash requirements of the applicable subsidiaries and were used by MEC solely to fund payments that were necessary in connection with the operation of the business of MEC and that could not be deferred on a commercially reasonable basis. The MID Lender received waiver fees of $0.1 million (1% of the full amount released), which fees were capitalized under the applicable project financing facility.

    In July 2006 and December 2006, the Gulfstream Park project financing facility was amended to increase the amount available from $115.0 million (plus costs and capitalized interest) by adding new tranches of up to $25.8 million (plus costs and capitalized interest) and $21.5 million (plus costs and capitalized interest), respectively. Both tranches were established to fund MEC's design and construction of slot machine facilities to be located in the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of an aggregate of 1,216 slot machines. The new tranches of the Gulfstream Park project financing facility both mature on December 31, 2011. Interest under the December 2006 tranche is capitalized until May 1, 2007, following which monthly blended payments of principal and interest will be payable to the MID Lender based on a 25-year amortization period commencing on such date. Advances relating to the slot machine tranches are made available by way of progress draws and there is no make-whole payment associated with the new tranches. Also in July 2006, the Gulfstream

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    Park project financing facility was further amended to introduce a mandatory annual cash flow sweep of not less than 75% of Gulfstream Park's total excess cash flow, after permitted capital expenditures and debt service, which will be used to repay the additional principal amounts being made available under the new tranches. The July 2006 and December 2006 amendments did not affect the fact that the Gulfstream Park project financing facility continues to be cross-guaranteed, cross-defaulted and cross-collateralized with the Remington Park project financing facility. The consideration for the July 2006 and December 2006 amendments was an arrangement fee of 1% of the amount of each new tranche, which amounts are capitalized under the Gulfstream Park project financing facility.

    At December 31, 2006, there were balances of $134.8 million (December 31, 2005 — $97.1 million) and $19.4 million (December 31, 2005 — nil) due under the initial tranche and the July 2006 slots tranche, respectively, of the Gulfstream Park project financing facility. A balance of $31.7 million (December 31, 2005 — $21.0 million) was due under the Remington Park project financing facility. The current portion of the MEC Project Financing Facilities was $3.1 million at December 31, 2006.

    In connection with the Gulfstream Park project financing facility, MEC has placed into escrow (the "Gulfstream Escrow") with the MID Lender $13.0 million of proceeds from an asset sale which occurred in fiscal 2005 and certain additional amounts necessary to ensure that future Gulfstream Park construction costs (including the settlement of liens on the property) can be funded, which escrowed amount has been and will be applied against such construction costs. In addition, in November 2006, MEC deposited into the Gulfstream Escrow sufficient proceeds from the sale of The Meadows to repay all remaining indebtedness under the BE&K Loan. The MID Lender has provided its consent to MEC to access such funds for limited purposes other than the repayment of the BE&K Loan on an as-needed basis approved by the Company. At December 31, 2006, the amount held under the Gulfstream Escrow (including accrued interest) was $6.5 million (December 31, 2005 — $13.7 million). All funds in the Gulfstream Escrow are reflected as restricted cash and due to MEC on the balance sheet of the Real Estate Business.

  Approximately $10.2 million of costs have been incurred, including $3.0 million in the year ended December 31, 2006 (2005 — $4.2 million; 2004 — $3.0 million), in association with the MEC Bridge Loan and the MEC Project Financing Facilities. At the MEC segment level, these costs are recognized as deferred financing costs and are being amortized into interest expense (of which a portion has been capitalized in the case of the MEC Project Financing Facilities) over the respective term of the MEC Bridge Loan and each of the MEC Project Financing Facilities. At a consolidated level, such costs are charged to general and administrative expenses in the periods in which they are incurred.

  All interest and fees charged by the Real Estate Business relating to the MEC Bridge Loan and MEC Project Financing Facilities, including any capitalization and subsequent amortization thereof by MEC, and any adjustments to MEC's related deferred financing costs, are eliminated from the Company's consolidated results of operations and financial position.

(b)   Proposed Offer to Take MEC Private

  On July 13, 2004, the Company announced an intention to make an offer to acquire all the outstanding shares of Class A Subordinate Voting Stock of MEC not owned by MID.

  On September 16, 2004, the Company announced that it would not proceed with the offer. In the three months ended September 30, 2004, the Company incurred costs related to this proposed offer of $2.7 million, which costs have been included in general and administrative expenses of the Real Estate Business.

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  In connection with the intended offer, the Company entered into a share purchase agreement dated July 12, 2004 (the "Share Purchase Agreement") with Fair Enterprise Limited ("FEL"), a company controlled by Mr. F. Stronach. Pursuant to the Share Purchase Agreement, the Company purchased from FEL 3,682,515 shares of Class A Subordinate Voting Stock of MEC for aggregate consideration of $3.3 million in cash and the issuance, subject to regulatory approval, of 707,725 of the Company's Class A Subordinate Voting Shares. The Share Purchase Agreement provided FEL with an option to repurchase the MEC shares from the Company in the event that, among other things, prior to December 30, 2004, the Company publicly announced that it would not be proceeding with the offer.

  As a result of the Company not proceeding with the offer, on September 16, 2004, FEL exercised its option under the Share Purchase Agreement and repurchased the MEC shares from the Company in consideration for the termination of the Company's obligation to issue the 707,725 Class A Subordinate Voting Shares and pay the cash consideration (which shares had not been issued and cash consideration had not been paid on such date).

  The Company has recorded an increased amount of the net loss of MEC during the period that the Company owned these additional MEC shares. The "minority interest" recovery in the Company's consolidated statement of income (loss) for the year ended December 31, 2004 has been reduced by approximately $1.0 million to reflect the increased amount of MEC losses attributable to the Company during the period of ownership.

  Also included in "dilution and other gains, net" on the Company's consolidated statement of income (loss) for the year ended December 31, 2004 is a non-cash gain on disposal of approximately $1.0 million as a result of the FEL repurchase of the MEC shares on September 16, 2004.

(c)   MEC Option

  In September 2004, a subsidiary of MEC entered into an option agreement with MID and one of its subsidiaries to acquire 100% of the shares of the MID subsidiary that owns land in Romulus, Michigan, for $33.5 million. MEC paid the Company $10 thousand for this option. During the years ended December 31, 2005 and 2006, the option agreement was extended on several occasions for aggregate consideration of $6 thousand and $97 thousand, respectively. In 2006, the option agreement was amended to cover only a portion of the lands held by the MID subsidiary and the exercise price was reduced accordingly to $19.9 million. The option agreement expired on December 15, 2006. Upon expiry of this option, MEC expensed approximately $3.0 million of deferred development costs incurred in pursuit of the Michigan racing licence, which expense is included in MEC's "operating costs" on the Company's consolidated statement of income (loss).

(d)   Charges and Sales to Magna

  Substantially all rental revenue and income from direct financing leases relate to leases with Magna and its subsidiaries. Included in the Real Estate Business' accounts receivable are amounts due from Magna and its subsidiaries in the amount of $2.1 million (December 31, 2005 — $1.8 million).

  On March 31, 2006, MEC sold a real estate property held for sale and located in the United States to Magna. A gain on sale of $2.9 million was recognized based on the cash consideration received, net of transaction costs, of $5.6 million. MEC was required to use the net proceeds from this transaction to repay principal amounts outstanding under the MEC Credit Facility (note 10).

  On November 1, 2004, a wholly-owned subsidiary of MEC entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario. The agreement stipulated an annual fee of Cdn. $5.0 million, retroactive to January 1, 2004. On August 25, 2006, the wholly-owned subsidiary of MEC completed the sale of the Magna Golf Club to Magna (note 3), at which time the access agreement was terminated. During the year ended December 31, 2006, $2.9 million (2005 — $4.1 million; 2004 — $3.9 million) of revenue has been recognized in discontinued operations related to this agreement.

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  On November 1, 2004, a wholly-owned subsidiary of MEC entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Fontana Golf Club in Oberwaltersdorf, Austria. The agreement stipulated an annual fee of 2.5 million euros, retroactive to March 1, 2004. On November 1, 2006, the wholly-owned subsidiary of MEC completed the sale of the Fontana Golf Club to a subsidiary of Magna (note 3), at which time the access agreement was terminated. During the year ended December 31, 2006, $2.6 million (2005 — $3.1 million; 2004 — $3.2 million) of revenue has been recognized in discontinued operations related to this agreement.

(e)   MEC's Sales to Mr. F. Stronach

  During the year ended December 31, 2005, a wholly-owned subsidiary of MEC sold to Mr. F. Stronach two housing lots and an apartment located in MEC's residential development in Oberwaltersdorf, Austria. The total sales price for these properties was $1.4 million, which was the market listed sales price, and a gain on sale of $0.9 million was recognized.

(f)    Charges from Magna

  Magna charges the Company for certain administrative services and rent of shared facilities. In 2006, these charges totalled $0.7 million (2005 — $0.5 million, 2004 — $0.5 million) and are included in the Real Estate Business' general and administrative expenses.

  During the year ended December 31, 2006, MEC incurred $3.8 million (2005 — $4.5 million; 2004 — $4.3 million) of charges from Magna and its subsidiaries for rent of facilities and central shared and other services.

  On August 25, 2006, in conjunction with the sale of the Magna Golf Club to Magna (note 3), MEC entered into an access agreement with Magna for the use of the Magna Golf Club's golf course and the clubhouse meeting, dining and other facilities. The agreement, which expires on August 25, 2011, required a payment of $0.3 million.

  Included in the Real Estate Business' accounts payable and accrued liabilities at December 31, 2006 are amounts due to Magna and its subsidiaries totalling $0.2 million (2005 — $0.3 million). Included in MEC's accounts payable and accrued liabilities at December 31, 2006 are amounts due to Magna and its subsidiaries totalling $0.4 million (2005 — $1.1 million).

(g)   Purchase of Real Estate from Magna

  On December 30, 2004, the Company acquired a 938 thousand square foot greenfield facility in Bowling Green, Kentucky from Magna for cash consideration of $45.6 million and the assumption of related development liabilities of $15.3 million. The property was purchased at Magna's carrying value and recorded at the transaction amount. The facility was leased back to Magna under an operating lease.

(h)   Transactions with AmTote

  During the period from January 1, 2006 to July 26, 2006, MEC paid $2.1 million (year ended December 31, 2005 — $2.4 million; year ended December 31, 2004 — $1.8 million) of rent for totalisator equipment and fees for totalisator services to AmTote, a company in which MEC had a 30% equity interest up to July 26, 2006 (note 3).

(i)    Hurricane Katrina Relief Effort

  In October 2005, the Company purchased 791 acres of land in Simmesport, Louisiana for $2.4 million. The Company intends to donate up to 50 acres of this land to a not-for-profit organization established to assist Hurricane Katrina redevelopment efforts with charitable funding from Magna and other Canadian sources. The founding members and officers of this not-for-profit organization are officers and employees of MID and Magna. During the year ended December 31, 2005 a $0.6 million expense was included in general and administrative expenses relating to the cost of this donation and at December 31, 2006, the Company has accrued a liability of $0.4 million for the estimated value of the land to be donated.

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(j)    Legal Services

  During the year ended December 31, 2006, the Company incurred $24 thousand (2005 — $0.1 million) of legal services at standard billing rates from a legal firm whose Chairman and CEO has been a Director of the Company since March 17, 2005.

23.  COMMITMENTS AND CONTINGENCIES

(a)
In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

(b)
On August 2, 2005, Greenlight Capital, Inc. and certain of its affiliates ("Greenlight") filed an oppression application in the Ontario Superior Court of Justice against the Company and certain of its current and former directors and officers. The hearing of the application concluded on March 1, 2006 and on October 30, 2006, the Ontario Superior Court of Justice dismissed the oppression application. On November 29, 2006, Greenlight filed a Notice of Appeal with the Ontario Divisional Court and on January 30, 2007, Greenlight filed its Appellants' factum. The Company continues to consider Greenlight's oppression claim to be without merit and, together with the other respondents, will file a responding factum to vigorously defend against the appeal.

(c)
MEC generates a substantial amount of its revenues from wagering activities and is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

(d)
At December 31, 2006, MEC had commitments under operating leases, excluding contingent rental payments, requiring minimum annual rental payments as follows:

2007	$6,368
2008	5,074
2009	4,390
2010	4,130
2011	2,262
Thereafter	6,446

$28,670

  For the year ended December 31, 2006, operating lease expense amounted to approximately $9.4 million (2005 — $4.2 million; 2004 — $9.1 million).

  MEC also rents or leases certain totalisator equipment and services, for which the annual payments are contingent upon handle, live race days and other factors. MEC's rent expense relating to the totalisator equipment and services was $5.0 million for the year ended December 31, 2006 (2005 — $5.2 million; 2004 — $5.5 million).

(e)
MEC occupies land for the Remington Park racing facility under an operating lease that extends through 2013. The lease also contains options to renew for five 10-year periods after the initial term. MEC is obligated to pay rent based on minimum annual rental payments of approximately $0.5 million plus one-half of one percent of the pari-mutuel wagers made at the racetrack in excess of $187.0 million during the racing season and one percent of gaming revenue in excess of $60.0 million. The percentage rent was not applicable for the years ended December 31, 2006, 2005 and 2004.

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(f)
In addition to the letters of credit issued under the Company's credit facilities (see note 10), the Company had $5.3 million (Real Estate Business — $3.3 million; MEC — $2.0 million) of letters of credit issued with various financial institutions at December 31, 2006 to guarantee various of its construction projects. These letters of credit are secured by cash deposits of the Company.

(g)
MEC has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licences and permits at certain racetracks and to guarantee various construction projects related to activities of its subsidiaries. As at December 31, 2006, these indemnities amounted to $9.4 million with expiration dates through 2007.

(h)
At December 31, 2006, the Company's contractual commitments related to construction and development projects outstanding amounted to approximately $10.9 million (Real Estate Business — $5.2 million; MEC — $5.7 million).

(i)
MEC owns an approximate 22% interest in the real property upon which Portland Meadows is located, and also owns the long-term rights to operate the facility pursuant to an operating lease. The operating lease requires MEC to pay rent equal to one percent of the wagers made at the track (including wagers on both live and import races), and also an additional percentage of revenues for other activities as follows: (i) one percent of revenues for horse-related activities, including simulcasting of horse races during the non-live season, (ii) five percent of revenues not related to horseracing up to $0.8 million, and (iii) three percent of revenues not related to horseracing in excess of $0.8 million. As the owner of an approximate 22% interest in the real property, MEC receives approximately 22% of the rent payments, which are applied to the rental payments made by MEC in order to reduce rent expense, which is reflected in MEC's "operating costs" on the Company's consolidated statements of income (loss).

(j)
MEC's racetrack and associated land under capital leases at Lone Star Park are included in the Grand Prairie Metropolitan Utility and Reclamation District ("GPMURD"). MEC Lone Star, L.P., a wholly-owned subsidiary of MEC, entered into an agreement with GPMURD whereby it is required to make certain payments to GPMURD in lieu of property taxes. Such payments include amounts necessary to cover GPMURD operating expenses and debt service for certain bonds issued by GPMURD to fund improvements on the land up to the debt service requirements. MEC expensed $2.1 million of such payments for the year ended December 31, 2006 (2005 — $1.8 million; 2004 — $2.0 million).

(k)
On November 16, 2006, MEC's wholly-owned subsidiary, Gulfstream Park Racing Association, Inc. ("GPRA"), opened the slots facility at Gulfstream Park and is proceeding with plans to make additional slot machines available in 2007. MEC is proceeding with the development of the slots facility at Gulfstream Park despite an August 2006 decision rendered by the Florida First District Court of Appeals that reversed a lower court decision that granted summary judgment in favour of "Floridians for a Level Playing Field" ("FLPF"), a group in which GPRA is a member. The Appeal Court ruled that a trial is necessary to determine whether the constitutional amendment adopting the slots initiative, approved by Floridians in the November 2004 election, was invalid because the petitions bringing the initiative forward did not contain the minimum number of valid signatures. FLPF is challenging the decision and has filed an application for a rehearing, a rehearing en banc before the full panel of the Florida First District Court of Appeals and Certification by the Florida Supreme Court. On November 30, 2006, in a split decision, the en banc court affirmed the August 2006 panel decision and certified the matter to the Florida Supreme Court which stayed the appellate court ruling pending its jurisdictional review of the matter. The Florida Supreme Court has yet to confirm whether it will hear the matter.

(l)
In October 2003, MEC signed a Letter of Intent to explore the possibility of a joint venture between Forest City and various affiliates of MEC, anticipating the development of a portion of the Gulfstream Park racetrack property. Forest City paid $2.0 million to MEC in consideration for its right to work exclusively with MEC on this project. This deposit is included in MEC's "accounts payable and accrued liabilities" on the Company's consolidated balance sheets. In 2005, MEC entered into a Limited Liability Company Agreement with Forest City concerning the planned development of "The Village at Gulfstream Park™". That agreement contemplates the development of a mixed-use project consisting of residential units, parking, restaurants, hotels, entertainment, retail outlets and other commercial use projects on a portion of the Gulfstream Park property. Forest City is required to contribute up to a maximum of $15.0 million as

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  an initial capital contribution. The $2.0 million deposit received to date from Forest City will constitute the final $2.0 million of the initial capital contribution. MEC is obligated to contribute 50% of any equity amounts in excess of $15.0 million as and when needed. To December 31, 2006, MEC has not made any such contributions. In the event the development does not proceed, MEC may have an obligation to fund a portion of the pre-development costs incurred to that point in time. As at December 31, 2006, approximately $13.9 million of costs have been incurred by The Village of Gulfstream Park, LLC, which have been funded entirely by Forest City. The Limited Liability Company Agreement also contemplates additional agreements including a ground lease, a reciprocal easement agreement, a development agreement, a leasing agreement and a management agreement to be executed by MEC in due course and upon the satisfaction of certain conditions.

(m)
In April 2004, MEC signed a Letter of Intent to explore the possibility of joint ventures between Caruso and certain affiliates of MEC to develop certain undeveloped lands surrounding Santa Anita Park and Golden Gate Fields racetracks. Upon execution of this Letter of Intent, MEC agreed to fund 50% of approved pre-development costs in accordance with a preliminary business plan for each of these projects, with the goal of entering into operating agreements. As at December 31, 2006, MEC has expended $6.3 million on this initiative, of which $4.2 million was paid in the year ended December 31, 2006 (2005 — $1.7 million; 2004 — $0.4 million). These amounts have been included in MEC's "real estate properties, net" on the Company's consolidated balance sheets. Under the terms of the Letter of Intent, MEC may be responsible to fund additional costs. To December 31, 2006, MEC has not made any such payments. On September 28, 2006, certain of MEC's affiliates entered into definitive operating agreements with Caruso regarding the proposed development of approximately 51 acres of undeveloped land surrounding Santa Anita Park.

24.  RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Company's accounting policies as reflected in these consolidated financial statements do not materially differ from U.S. GAAP except for:

(a)   Financial Instruments and Long-term Debt

  MEC's subordinated notes are recorded in part as debt and in part as minority interest. Under U.S. GAAP, the subordinated notes would be recorded entirely as debt. In addition, U.S. GAAP requires deferred debt issuance costs to be netted against the carrying amount of the debt rather than being classified as a non-current asset.

(b)   MEC Sales to Mr. F. Stronach and Magna

  Under Canadian GAAP, a sale of real estate to a related party that owns less than 80% of the vendor's share capital, and where the exchange amount is supported by independent evidence, is considered an income item rather than a contribution to equity as required under U.S. GAAP.

(c)   Reductions in Net Investments in Subsidiaries Operating in Foreign Currencies

  Under Canadian GAAP, unrealized foreign exchange gains or losses on translation of the Company's net equity investment in operations having a functional currency other than the U.S. dollar reporting currency ("Investment Translation Gains or Losses") are accumulated in the "currency translation adjustment" component of shareholders' equity, and the appropriate amounts of the Investment Translation Gains or Losses are reflected in income when there is a reduction as a result of capital transactions in the Company's net investment in the operations that gave rise to such exchange gains and losses. Under U.S. GAAP, Investment Translation Gains or Losses are recognized in "other comprehensive income" in the period in which they occur and are accumulated in the "accumulated comprehensive income" component of shareholders' equity. The appropriate amounts of Investment Translation Gains or Losses are only reflected in income when there is a sale or partial sale of the Company's investment in these operations or upon a complete or substantially complete liquidation of the investment.

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(d)   Interest Rate Swap Instruments

  As described in notes 21(c) and 21(d), the Company utilizes, on occasion, interest rate swap and foreign exchange forward contracts to hedge specific exposures to interest rate and foreign exchange rate fluctuations. Under both Canadian and U.S. GAAP, when these contracts are accounted for using hedge accounting, the net contract settlements are recognized in the same period as, and as part of, the hedged transaction. Under Canadian GAAP, however, these instruments do not need to be recognized at their fair value.

  For U.S. GAAP, Financial Accounting Standards Board ("FASB") Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), requires companies to recognize all their derivative instruments, net of related taxes, at fair value. Gains or losses related to changes in fair value of derivative instruments designated as cash flow hedges and hedges of anticipated transactions are recorded in accumulated comprehensive income if certain hedge criteria are met, and are only recognized in the statement of operations in the period during which the hedged item affects net income. SFAS 133 requires that the Company formally document, designate and assess the effectiveness of such transactions in order to qualify for such hedge accounting treatment. If hedges are found to be ineffective, then changes in their fair value are recognized in income to the extent of their ineffectiveness.

(e)   Stock-based Compensation

  As described in note 2, Canadian GAAP requires the expensing of all stock-based compensation awards for fiscal years beginning on or after January 1, 2004. The Company has also adopted this policy under U.S. GAAP. However, under U.S. GAAP, the cumulative impact on adoption of stock-based compensation is not recognized in the consolidated financial statements as an adjustment to opening deficit.

(f)    Employee Defined Benefit and Postretirement Plans

  In September 2006, the FASB issued Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS 158"). SFAS 158 requires employers to recognize the funded status (the difference between the fair value of plan assets and the projected benefit obligations) of a defined benefit postretirement plan as an asset or liability on the consolidated balance sheet with a corresponding adjustment to accumulated comprehensive income (loss), net of tax. No such adjustment is required under Canadian GAAP.

  On December 31, 2006, the Company adopted the recognition provisions of SFAS 158 for U.S. GAAP purposes. The adjustment to accumulated comprehensive income (loss) upon adoption represents the net unrecognized actuarial gain or loss determined in accordance with SFAS No. 87, "Employers' Accounting for Pension" ("SFAS 87"), which was previously netted against the plan's funded status pursuant to the provisions of SFAS 87.

  The adoption of SFAS 158 had no effects on the Company's consolidated balance sheet at December 31, 2005 and on the consolidated statements of income (loss) for the years ended December 31, 2006, 2005 and 2004.

(g)   Sale of The Meadows

  Based on the terms of the Meadows Holdback Note (note 3), the sale of The Meadows' real estate properties and fixed assets is not accounted for as a sale and leaseback, but rather using the financing method of accounting under U.S. GAAP as MEC is deemed to have a continuing interest in the transaction. Accordingly, under U.S. GAAP, $7.2 million of the sale proceeds are required to be deferred and recorded as MEC's "other long-term liabilities" on the Company's consolidated balance sheet at December 31, 2006. Under U.S. GAAP, these sale proceeds will be recognized at the point when the transaction subsequently qualifies for sale recognition. As a result of the real estate properties and fixed assets being accounted for under U.S. GAAP using the financing method of accounting, $17.7 million of the assets at December 31, 2005 that were previously classified as "assets held for sale" under U.S. GAAP have been reclassified to "real estate properties, net" and "fixed assets, net".

96    MI Developments Inc.      2006

(h)
The following tables present net income (loss) and earnings (loss) per share following U.S. GAAP:

	2006	2005	2004
Net income (loss) under Canadian GAAP	$59,870	$6,559	$(8,500)
Adjustments (net of related tax and minority interest effects):
Interest expense on subordinated notes (a)	1,192	1,111	1,035
Net gain on sales to related party (b)	(13,894)	(387)	—
Foreign currency translation gain (c)	(1,921)	—	—

Net income (loss) under U.S. GAAP	45,247	7,283	(7,465)
Other comprehensive income (loss):
Foreign currency translation adjustment	61,360	(78,306)	74,478
Derivative contracts (c)	(52)	520	110

Comprehensive income (loss) under U.S. GAAP	$106,555	$(70,503)	$67,123

Basic and diluted earnings (loss) per Class A Subordinate Voting or Class B Share
— continuing operations	$0.97	$0.19	$(0.22)
— discontinued operations	(0.03)	(0.04)	0.06

Total	$0.94	$0.15	$(0.16)

(i)
The following tables indicate the significant items in the consolidated balance sheets that would have been affected had the consolidated financial statements been prepared under U.S. GAAP:

	2006
	Canadian GAAP	Long-term Debt	Interest Rate Swaps	Benefit Plans	Sale of The Meadows	Stock-based Comp.	U.S. GAAP
Real estate properties, net	$2,188,774	$—	$—	$—	$6,914	$—	$2,195,688
Fixed assets, net	93,406	—	—	—	302	—	93,708
Other assets, net	11,711	(5,758)	439	—	—	—	6,392
Future tax assets	52,038	—	—	—	(2,373)	—	49,665
Accounts payable and accrued liabilities	157,274	104	—	—	—	—	157,378
Senior unsecured debentures	226,596	(2,216)	—	—	—	—	224,380
Note obligations	215,830	5,607	—	—	—	—	221,437
Other long-term liabilities	15,787	—	—	1,347	7,216	—	24,350
Future tax liabilities	141,491	(1,559)	176	(539)	(2,373)	—	137,196
Minority interest	180,108	(11,745)	109	(336)	—	(3,204)	164,932
Shareholders' equity	1,677,296	4,051	154	(472)	—	3,204	1,684,233

	2005 (restated — note 3)
	Canadian GAAP	Long-term Debt	Interest Rate Swaps	Sale of The Meadows	Stock-based Comp.	U.S. GAAP
Real estate properties, net	$2,191,774	$—	$—	$16,154	$—	$2,207,928
Fixed assets, net	63,014	—	—	1,576	—	64,590
Non-current assets held for sale	76,593	—	—	(17,730)	—	58,863
Other assets, net	15,044	(7,074)	$586	—	—	8,556
Accounts payable and accrued liabilities	164,676	108	—	—	—	164,784
Senior unsecured debentures	226,398	(2,437)	—	—	—	223,961
Note obligations	213,357	6,990	—	—	—	220,347
Future tax liabilities	148,961	(2,002)	234	—	—	147,193
Minority interest	203,925	(12,592)	146	—	(3,204)	188,275
Shareholders' equity	1,585,454	2,859	206	—	3,204	1,591,723

MI Developments Inc.      2006    97

Accounts payable and accrued liabilities under U.S. GAAP consist of the following:

	2006	2005
Accounts payable	$79,707	$69,258
Accrued salaries and wages	9,265	8,084
Customer deposits	2,531	3,384
Other accrued liabilities	65,875	84,058

	$157,378	$164,784

25.  SUBSEQUENT EVENTS

(a)
On January 18, 2007, MEC announced that the 2007 race meet will be the last meet that MI Racing, Inc. will run at Great Lakes Downs. For the year ended December 31, 2006, Great Lakes Downs incurred a loss before income taxes of $1.8 million.

(b)
On February 7, 2007, MID acquired all of MEC's interests and rights in two real estate properties to be held for future development, a 34 acre parcel of residential development land in Aurora, Ontario and a 64 acre parcel of excess land adjacent to MEC's racetrack at Laurel Park in Howard County, Maryland, in return for cash consideration of Cdn. $12.0 million ($10.1 million) and $20.0 million, respectively. In addition, MEC has been granted a profit participation right in respect of each property under which it is entitled to receive 15% of net proceeds from any sale or development of the property after MID achieves a 15% internal rate of return.

(c)
On February 9, 2007, MEC repaid in full the term loan facility of 15 million euros ($19.8 million), which matured on that date (note 8).

(d)
On February 21, 2007, MEC filed a shelf registration statement on Form S-3 (the "U.S. Registration Statement") with the United States Securities and Exchange Commission (the "SEC") and a preliminary short form base shelf prospectus (the "Canadian Prospectus") with the securities commissions in each of the Provinces in Canada (collectively, the "Canadian Securities Commissions"). After the U.S. Registration Statement is declared effective by the SEC and the Canadian Prospectus receives a final receipt by the Canadian Securities Commissions, MEC will be able to offer up to U.S. $500.0 million of equity securities (including stock, warrants, units and, subject to filing a Canadian rights offering circular or prospectus with the Canadian Securities Commissions, rights) from time to time in one or more public offerings or other offerings.

(e)
On March 4, 2007, MEC entered into a series of customer-focused agreements with CDI in order to enhance wagering integrity and security, to own and operate HRTV™, to buy and sell horseracing content and to promote the availability of horseracing signals to customers worldwide. These agreements involved the formation of a joint venture, TrackNet Media Group LLC ("TrackNet Media"), the finalization of a reciprocal content swap agreement and the purchase by CDI from MEC of a 50% interest in HRTV™. TrackNet Media is the vehicle through which MEC and CDI horseracing content will be made available to third parties, including racetracks, off-track betting facilities, casinos and advance deposit wagering companies. TrackNet Media will also purchase horseracing content from third parties to be made available through the respective MEC and CDI outlets. Under the reciprocal content swap agreement, MEC and CDI will exchange their respective horseracing signals.

(f)
On March 14, 2007, the Company sold a property leased to Magna, which provided approximately $0.1 million of revenue in 2006. In conjunction with the Company selling this facility, the lease was terminated by mutual agreement of the Company and Magna, although Magna's environmental indemnity in favour of the Company continues for a specified period of time. Magna did not pay termination fees associated with the lease termination, although Magna did pay certain costs associated with the sale of the property and transferred tenant improvements to the Company.

98    MI Developments Inc.      2006

26.  NEW ACCOUNTING PRONOUNCEMENTS

The Company is required to disclose certain information related to new accounting standards which have not yet been adopted due to delayed effective dates.

Canadian GAAP Standards

Financial Instruments, Hedges, Other Comprehensive Income

The CICA issued three new standards in January 2005 (which have been further amended since then) in Handbook Sections 1530, "Comprehensive Income", 3855, "Financial Instruments — Recognition and Measurement", and 3865, "Hedges". These standards provide guidance for how financial instruments are to be reported in financial statements as follows:

•
All financial instruments, including derivatives, are to be included on a company's balance sheet and measured, either at their fair values or, under certain circumstances, at cost or amortized cost. The standards also specify when gains and losses as a result of changes in fair values are to be recognized in the income statement.

•
Existing requirements for hedge accounting are extended to comprehensively specify how hedge accounting should be performed.

•
Certain gains and losses arising from changes in fair value of financial instruments will be temporarily recorded outside the income statement in "other comprehensive income".

In conjunction with issuing the above pronouncements, the CICA also issued Handbook Section 3861, "Financial Instruments — Disclosure and Presentation" in 2005, which expands on the previous requirements of Handbook Section 3860, "Financial Instruments — Disclosure and Presentation".

These new standards are effective for annual and interim periods in the first fiscal year beginning on or after October 1, 2006.

In December 2006, the CICA issued further accounting standards on disclosure and presentation of financial instruments in Handbook Sections 3862, "Financial Instruments — Disclosure" and 3863, "Financial Instruments — Presentation", which are effective for annual and interim periods beginning on or after October 1, 2007. CICA Handbook Section 3862 requires increased disclosure about the risks associated with both recognized and unrecognized financial instruments and how those risks are managed. Handbook Section 3863 carries forward unchanged the presentation requirements of Handbook Section 3861.

The Company is currently reviewing the above pronouncements in order to determine the impact on the Company's consolidated financial statements.

U.S. GAAP Standards

(i)    Accounting for Uncertainty in Income Taxes

  In June 2006, FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company's consolidated financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes", and prescribes a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006.

(ii)   Fair Value Measurements

  In September 2006, FASB issued Statement No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007.

The Company is currently reviewing the above pronouncements in order to determine the impact on the Company's reconciliation of its consolidated financial statements from Canadian GAAP to U.S. GAAP.

MI Developments Inc.      2006    99

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